UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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WHIRLPOOL CORPORATION

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Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2004 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 20, 2004, at 1:30 p.m., Chicago time, at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the re-election of four directors and renewal of the Company’s Performance Excellence Plan, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2003 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also mailed with this booklet a summary annual report that includes summary financial and other important information.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

DAVID R. WHITWAM

Chairman of the Board

and Chief Executive Officer	March 11, 2004

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

The 2004 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois on Tuesday, April 20, 2004, at 1:30 p.m., Chicago time, for the following purposes:

1. to re-elect four persons to the Company’s Board of Directors;

2. to approve the renewal of Whirlpool’s Performance Excellence Plan; and

3. to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to the meeting at EquiServe, One North State Street, 11th Floor, Chicago, Illinois 60602.

By Order of the Board of Directors

ROBERT T. KENAGY

Associate General Counsel and

Corporate Secretary

March 11, 2004

PROXY STATEMENT

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 13 countries and market products in more than 170 countries under major brand names such as Whirlpool, KitchenAid, Roper, Estate, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also the principal supplier to Sears, Roebuck and Co. of many major appliances marketed under the Kenmore brand name. We have approximately 68,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 N. M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2004 annual meeting of stockholders will be held on Tuesday, April 20, 2004, at 1:30 p.m., Chicago time, at The Madison Room, 181 W. Madison Street, 7th Floor, Chicago, Illinois. You are welcome to attend. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Information about this Proxy Statement

We are sending the proxy materials because Whirlpool’s Board of Directors is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on February 27, 2004 are entitled to vote at the meeting. There were 68,806,248 outstanding shares of common stock as of the close of business on February 27, 2004. We have no other voting securities. Stockholders are entitled to one vote per share on each matter. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 11, 2004.

Information about Voting

If the shares of our common stock are held in your name, you can vote your shares on matters presented at the annual meeting in two ways.

1. By Proxy—If you sign and return the accompanying proxy form, your shares will be voted as you direct on the proxy form. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director, and FOR approval of a proposal to renew the Performance Excellence Plan. You may revoke your proxy at any time before it is exercised by providing a written revocation to Whirlpool’s Corporate Secretary, Robert T. Kenagy, by providing a proxy with a later date, or by voting in person at the meeting.

2. In Person—You may come to the annual meeting and cast your vote there.

Stockholders whose shares of common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Whirlpool’s Board of Directors has adopted a policy requiring all stockholder votes to be kept permanently confidential and not disclosed except (i) when disclosure is required by law, (ii) when a stockholder expressly consents to disclosure, or (iii) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The four directors to be re-elected at the annual meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the four nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election. For a stockholder to nominate an individual for director at the 2005 annual meeting, the stockholder must follow the procedures outlined below under the caption “Stockholder Proposals and Director Nominations for 2005 Meeting.” Stockholders may also nominate a director to be considered by the Board for recommendation to the stockholders in the Company’s proxy statement for the 2005 annual meeting by following the procedures outlined below under the caption “Director Nominations to be Considered by the Board.”

The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve the proposal to renew the Performance Excellence Plan to extend the term of the plan to December 31, 2008. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

DIRECTORS AND NOMINEES FOR RE-ELECTION AS DIRECTORS

We currently have 11 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year. The Board recommends a vote FOR the re-election of each of the directors nominated below.

Nominees for a Term to Expire in 2007

ALLAN D. GILMOUR, 69, Vice Chairman of Ford Motor Company (cars and trucks, related parts and accessories and financial services). Director of the Company since 1990 and director of DTE Energy Company.

MICHAEL F. JOHNSTON, 56, President and Chief Operating Officer of Visteon Corporation (automotive systems). Director of the Company since 2003 and director of Flowserve Corporation and Visteon Corporation. Mr. Johnston was recommended to the Corporate Governance and Nominating Committee by a third-party search firm. After reviewing his qualifications, skills, and experience against the established criteria for nominees, the Committee recommended and the Board subsequently appointed Mr. Johnston to the Whirlpool Board in October 2003.

JANICE D. STONEY, 63, former Executive Vice President, US WEST Communications Group, Inc. (telecommunications products and services; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Bridges Investment Fund and Williams Companies Inc.

DAVID R. WHITWAM, 62, Chairman of the Board and Chief Executive Officer of the Company. Director of the Company since 1985 and director of Convergys Corporation and PPG Industries, Inc.

Directors Whose Terms Expire in 2005

JEFF M. FETTIG, 47, President and Chief Operating Officer of the Company. Director of the Company since 1999 and director of The Dow Chemical Company.

JAMES M. KILTS, 56, Chairman of the Board and Chief Executive Officer of The Gillette Company (consumer products). Director of the Company since 1999 and director of Delta Air Lines, Inc. and The May Department Stores Company.

MILES L. MARSH, 56, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (consumer paper products). Director of the Company since 1990 and director of GATX Corporation and Morgan Stanley.

PAUL G. STERN, 65, Partner, Thayer Capital Partners, L.L.P. and Arlington Capital Partners, L.L.P. (private investment companies). Director of the Company since 1990 and director of The Dow Chemical Company.

Directors Whose Terms Expire in 2006

GARY T. DICAMILLO, 53, President and Chief Executive Officer of TAC Worldwide Companies (professional staffing services). Director of the Company since 1997 and director of 3Com Corporation, Pella Corporation, and The Sheridan Group.

KATHLEEN J. HEMPEL, 53, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper products; retired 1997). Director of the Company since 1994 and director of Actuant Corporation, Kennametal Inc., Oshkosh Truck Corporation, and A.O. Smith Corporation.

ARNOLD G. LANGBO, 66, former Chairman of the Board and Chief Executive Officer of Kellogg Company (cereal and other products; retired 2000). Director of the Company since 1994 and director of the International Youth Foundation, Johnson & Johnson, and Weyerhaeuser Company.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. DiCamillo, Gilmour, Johnston, and Kilts. From 1995 to 2002, Mr. DiCamillo was Chairman of the Board and Chief Executive Officer of Polaroid Corporation (imaging products). Mr. Gilmour returned to Ford Motor Company in 2002 after retiring from Ford in 1995. From 1989 to 2000, Mr. Johnston served in various capacities at Johnson Controls, Inc. (automotive systems and building controls), including President E-Business. Mr. Kilts was Chief Executive Officer and President of Nabisco Holdings Corp. (food products) from 1998 to 2000. In addition, Mr. Marsh served as Chairman of the Board and Chief Executive Officer of Fort James Corporation from 1997 to 2000 at which time he left the company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings. The Board held seven meetings during 2003. During 2003, each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

Attendance at Annual Meetings. All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2003 annual meeting of stockholders, all of the directors nominated for election (Messrs. DiCamillo and Langbo and Ms. Hempel) attended the annual meeting.

In addition, Messrs. Whitwam and Fettig, both of whom are directors and executive officers of Whirlpool, attended the 2003 annual meeting of stockholders.

Director Independence. The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Nine of the Company’s eleven directors are non-employee directors. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the directors and the Company did not indicate any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its non-employee directors satisfies the independence standards set forth in the new listing standards of the New York Stock Exchange.

Executive Sessions of Non-Employee Directors and Communications Between Stockholders and the Board. The Board holds executive sessions of its non-employee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of non-employee directors, the Presiding Director has the responsibility to: coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; assist the Human Resources Committee with the annual evaluation of the Chairman and CEO’s performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and perform such other functions as the independent directors may designate from time to time. Mr. Gilmour currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Presiding Director, Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corp., 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business that forwards the mail directly to the addressees. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors. The Company is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees is described in more detail below under the caption “Director Nominations to be Considered by the Board.” The current guidelines and the written charters for each committee described below appear on our website at www.whirlpoolcorp.com; click on the “Governance” tab, and then “Board of Directors.”

Audit Committee. The Audit Committee (Mr. Gilmour (Chair), Mr. DiCamillo, Mr. Kilts, Mr. Langbo, and Ms. Stoney) provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors the objectivity of the Company’s financial statements. The Committee assists Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure; to retain and terminate the Company’s independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee’s charter, which was amended by the Board on December 16, 2003, appears as Exhibit B to this proxy statement.

Under its charter, the Committee can be comprised of three to five independent directors who meet the new enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing standards and that Mr. Gilmore satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules. The Audit Committee held seven meetings in 2003.

Human Resources Committee. The Human Resources Committee (Mr. Kilts (Chair), Mr. Langbo, Mr. Marsh, Dr. Stern, and Ms. Stoney) assures the adequacy of the compensation and benefits of the officers and top management of the Company and compliance with any executive compensation disclosure requirements. In performing these functions the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. Under its charter, the Committee can be comprised of three to five independent directors. This Committee held three meetings in 2003.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (Mr. DiCamillo (Chair), Ms. Hempel, Mr. Johnston, and Mr. Marsh) provides oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Company. The Committee also provides assistance to the Board and the Chairman in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee has retained a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. On an annual basis, the Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee can be comprised of three to five independent directors. This Committee held six meetings in 2003.

Code of Ethics. All of the Company’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by the Company’s long-standing Code of Ethics, recently augmented to comply with the new requirements of the New York Stock Exchange and Securities and Exchange Commission, to insure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business. The full text of the Code of Ethics is published on our website at www.whirlpoolcorp.com; click on the “Governance” tab, and then “Code of Ethics.” The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Company’s website within five business days following the date of such amendment or waiver.

COMPENSATION OF DIRECTORS

In 2003, directors who were not employees of Whirlpool were paid an annual retainer of $45,000 ($47,500 if a committee chair). A nonemployee director may elect to defer any portion of director compensation until he or she ceases to be a director, at which time payment is made in a lump sum or in monthly or quarterly installments. Interest on deferred amounts accrues quarterly at a rate equal to the prime rate in effect from time to time. Each director may elect to relinquish all or a portion of the annual fee, in which case Whirlpool may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irrevocable, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Whirlpool provides each nonemployee director who elects to participate with term life insurance while a director in an amount equal to one-tenth of the annual director’s fee times such director’s months of service (not to exceed 120) and a related income tax reimbursement payment. We also provide each nonemployee director with travel accident insurance of $1 million with the premiums paid by us, and directors are reimbursed for the related income tax. For evaluation purposes, appliances sold by us are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to Whirlpool of this arrangement in 2003 (based on distributor price of products and delivery, installation, and service charges) did not exceed $13,000 for any one nonemployee director or $40,000 for all nonemployee directors as a group.

Whirlpool also has a Nonemployee Director Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 400 shares of common stock and an option to purchase 600 shares of common stock if our earnings from continuing operations for the immediately preceding year increased by at least 10% over such earnings for the prior year. The exercise price under each option is the average fair market value (as defined) of the common stock for the third through fifth trading days after the public release of our earnings for such prior year. These options may be exercised for 20 years after issuance (except that they must be exercised within five years after ceasing to be a director and within one year after the death of the director). The exercise price may be paid in cash or common stock. In addition, each nonemployee director is awarded annually 400 shares of phantom common stock, payable on a deferred basis. The shares of phantom common stock earn phantom dividends and the total accumulated phantom stock awards and phantom dividends are converted into Whirlpool’s common stock on a one-for-one basis and paid out to the nonemployee director following completion of service on the Board.

Lastly, Whirlpool also has a Nonemployee Director Treasury Stock Ownership Plan. This plan provides, effective on the date of each annual stockholders meeting, for an automatic grant to each nonemployee director of 200 shares of common stock, payable in treasury shares only. No shares of common stock awarded under this plan may be sold within the first six months after they are awarded unless the death of the director occurs during such period.

SECURITY OWNERSHIP

The following table presents the ownership of the only persons known by us as of February 23, 2004 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Date of 13G Report	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/17/2004	Barclays Global Investors, NA(1) 45 Fremont Street, 17th Floor San Francisco, CA 94105	10,515,125	15.33%

2/10/2004	AXA Financial Inc.(2) 1290 Avenue of the Americas New York, NY 10104	8,013,201	11.68%

2/13/2004	Dodge & Cox(3) One Sansome Street, 35th Floor San Francisco, CA 94104	7,445,660	10.85%

2/13/2004	Marsh & McLennan Companies, Inc.(4) 1166 Avenue of the Americas New York, NY 10036	6,242,784	9.10%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and the other entities listed below. Barclays Global Investors, NA is the beneficial owner of 8,626,278 shares with sole voting and dispositive power with respect to 7,564,989 shares. Barclays Global Fund Advisors is the beneficial owner of 301,502 shares with sole voting and dispositive power with respect to 299,754 shares. Barclays Global Investors, Ltd. is the beneficial owner of 1,498,296 shares with sole voting power with respect to 1,493,696 shares and sole dispositive power with respect to 1,498,296 shares. Barclays Global Investors Japan Trust and Banking Company Limited is the beneficial owner with sole voting and dispositive power with respect to 55,537 shares. Barclays Life Assurance Company Limited is the beneficial owner with sole voting and dispositive power with respect to 3,337 shares. Barclays Bank PLC is the beneficial owner with sole voting and dispositive power with respect to 28,197 shares. Barclays Capital Securities Limited is the beneficial owner with sole voting and dispositive power with respect to 1,978 shares. Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank and Trust Company Limited, Barclays Bank (Suisse) SA, and Barclays Private Bank Limited have neither voting nor dispositive power with respect to any such shares.
(2)

Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA and AXA Financial Inc. (on behalf of its two subsidiaries—Alliance Capital Management L.P. (“Alliance”), and The Equitable Life Assurance Society of the United States (“Equitable”)). Each reporting person listed above is deemed to have sole voting power with respect to 4,497,037 shares, shared voting power with respect to 744,766 shares, sole dispositive power with respect to 8,012,101 shares, and shared dispositive power with respect to 1,100 shares. Of the 8,013,201 shares reported in the Schedule 13G/A, (a) 8,009,760 shares are owned by Alliance, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, (b) 2,341 shares are owned by Equitable, acquired solely for investment purposes, and (c) 1,100 shares are owned by AXA Entity or Entities, acquired solely for investment purposes. Alliance has sole voting power with respect to 4,495,196 shares, shared voting power with respect to 744,766 shares, and sole dispositive power with respect to 8,009,760 shares. Equitable has sole voting power with respect to 1,841 shares and sole dispositive power with respect to 2,341 shares. AXA Entity or Entities have shared dispositive power with respect to 1,100 shares.
(3)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Dodge & Cox, an investment advisor. Dodge & Cox has sole voting power with respect to 6,981,160 shares, shared voting power with respect to 77,000 shares, and sole dispositive power with respect to all such shares.
(4)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Marsh & McLennan (“MMC”) and Putnam LLC d/b/a Putnam Investments (“PI”), a wholly-owned subsidiary of MMC, and the other entities listed below. PI has shared voting power with respect to 502,106 shares and shared dispositive power with respect to 6,242,784 shares. Putnam Investment Management, LLC (“PIM”), a registered investment advisor to the Putnam family of mutual funds, has shared voting power with respect to 289,536 shares and shared dispositive power with respect to 5,730,570 shares. The Putnam Advisory Company, LLC (“PAC”), a registered investment advisor to Putnam’s institutional clients, has shared voting power with respect to 212,570 shares and shared dispositive power with respect to 512,214 shares. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and the PAC has shared voting power over the shares held by the institutional clients. MMC has neither voting nor dispositive power with respect to any of the shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 23, 2004. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 N. M-63, Benton Harbor, MI 49022-2692.

	Shares Beneficially Owned(1)	Shares Under Exercisable Options(2)	Total	Percentage
Gary T. DiCamillo	4,469	2,400	6,869	*
Jeff M. Fettig	37,989	373,000	410,989	*
Allan D. Gilmour	7,200	4,800	12,000	*
Kathleen J. Hempel	5,200	3,000	8,200	*
Michael F. Johnston	-0-	-0-	-0-	*
James M. Kilts	3,600	1,800	5,400	*
Arnold G. Langbo	5,507	3,000	8,507	*
Miles L. Marsh	7,409	4,200	11,609	*
Paulo F. M. Periquito	90,922	233,500	324,422	*
Paul G. Stern	6,800	4,200	11,000	*
Janice D. Stoney	5,500	5,400	10,900	*
David L. Swift	3,688	67,000	70,688	*
Michael A. Todman	10,102	112,000	122,102	*
David R. Whitwam	140,712	660,000	800,712	1.17%
All directors and executive officers as a group (16 persons).	346,093	1,547,800	1,893,893	2.76%

*	Represents less than 1% of the outstanding common stock.
(1)	Does not include:
(a)	shares subject to currently exercisable options, which information is set forth separately in the second column; or
(b)	1,352,131 shares held by the Whirlpool 401(k) Trust (but does include 21,601 shares held for the accounts of executive officers).
(2)	Includes shares subject to options that will become exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Whirlpool with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2003.

EXECUTIVE COMPENSATION

The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE (2001-2003)

Name	Principal Position	Year	Annual Compensation			Other Annual Comp.(1)	Long-Term Compensation		All Other Compensation ($)(3)
							Awards	Payouts
							Options (#)	LTIP Payouts ($)(2)

			Salary	Bonus
David R. Whitwam	Chairman and Chief Executive Officer	2003 2002 2001	$1,170,833 1,119,000 1,089,000	$1,370,000 1,360,000 1,320,000		$0 0 0	150,000 125,000 120,000	$1,772,183 643,842 1,353,927	$31,284 31,284 20,382

Jeff M. Fettig	President and Chief Operating Officer	2003 2002 2001	$715,833 661,667 616,667	$621,000 619,000 629,000		$0 0 0	70,000 70,000 70,000	$829,943 276,264 553,779	$513 468 312

Paulo F. M. Periquito	Executive Vice President and President, Latin America	2003 2002 2001	$597,504 575,000 512,504	$470,000 552,000 1,698,087	(4)	$234,229 165,024 185,312	33,000 33,000 33,000	$2,438,804 230,243 470,223	$30,580 23,001 23,302

David L. Swift	Executive Vice President, North American Region	2003 2002 2001	$508,333 475,000 48,580	$415,000 576,000 400,000	(5) (5)	$0 0 0	30,000 27,000 25,000	$618,409 235,245 329,798	$3,330 2,220 90

Michael A. Todman	Executive Vice President and President, Whirlpool Europe	2003 2002 2001	$495,833 475,000 374,542	$371,000 381,000 371,000		$1,526,261 266,337 119,070	27,000 27,000 22,000	$626,590 181,806 264,262	$3,330 2,719 1,337

(1)	In 2003, 2002, and 2001, the Company paid Mr. Periquito $75,000 each year to compensate him for increased living costs; in 2003, the Company reimbursed Mr. Periquito $78,618 for premium costs and expenses incurred for medical, dental, and pharmaceutical benefits; additional annual compensation relates to other expenses associated with his employment in Brazil. In 2003, 2002, and 2001, the Company reimbursed Mr. Todman $177,963, $136,541, and $109,502, respectively, for increased cost of living and other expenses related to his foreign service; also, in 2003, the Company paid foreign taxes of $1,259,018 on Mr. Todman’s behalf.
(2)	Amounts represent payouts under long-term, equity-based compensation programs based on the Company’s financial performance as described later in this proxy statement under the caption Long-Term Incentives in the Human Resources Committee Report on Compensation Awards. For 2003, the payout under the Company’s long-term incentive program reflected achievement of a performance objective during the 2001-2003 performance period relating to the awards. Mr. Periquito’s 2003 figure includes $1,781,250 received pursuant to the Company’s Special Retention Program (as described later in this proxy statement in the Human Resources Committee Report on Compensation Awards). In addition, Mr. Todman’s figures include payouts relating to awards granted under a special incentive program for key employees who were not executive officers at the time of the grant.
(3)	Amounts represent group term life insurance premiums.
(4)	Of this amount, $1,226,087 was paid to Mr. Periquito in the form of 18,500 shares of Company stock under the Key Employee Treasury Stock Ownership Plan (as described later in this proxy statement in the Human Resources Committee Report on Compensation Awards) in lieu of an equal number of shares previously granted under the Special Retention Program.
(5)	These figures include annual bonus payments plus amounts associated with Mr. Swift’s transition into the Company.

STOCK OPTION GRANTS AND RELATED INFORMATION

The table below provides information on grants of stock options during 2003 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

OPTION GRANTS IN 2003

ASSUMED STOCK PRICE APPRECIATION

	Individual Grants in 2003				Expiration Date(4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 10-year Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees(2)	Exercise Price(3)
Name						5%		10%
David R. Whitwam	150,000	11.36%	$49.60		2-17-2013	$4,678,976	(5)	$11,857,444	(6)
Jeff M. Fettig	70,000	5.30%	49.60		2-17-2013	2,183,522	(5)	5,533,474	(6)
Paulo F.M. Periquito	33,000	2.50%	49.60		2-17-2013	1,029,375	(5)	2,608,638	(6)
David L. Swift	30,000	2.27%	49.60		2-17-2013	935,795	(5)	2,371,489	(6)
Michael A. Todman	27,000	2.04%	49.60		2-17-2013	842,216	(5)	2,134,340	(6)
All Optionees(2)	1,314,900	100%	50.07	(avg)	2013	41,401,580	(7)	104,916,041	(8)
All Stockholders	N/A	N/A	N/A		N/A	2,170,125,471		5,499,330,519
All Optionee Gain as a % of all Stockholder Gain						1.91%		1.91%

(1)	Potential pre-tax realizable value is based on the assumption that the stock price appreciates from the exercise price at the annual rates of appreciation shown in the table over the option term (10 years). This is a theoretical value. The actual realized value depends on the market value of the Company’s stock at the exercise date. All calculations are based on shares outstanding as of December 31, 2003.
(2)	Based on 1,314,900 options granted to 437 employees in 2003. No gain to the optionees is possible without an increase in the common stock price.
(3)	Fair market value on the date of grant.
(4)	Options generally become exercisable in installments of 50% one year after the date of grant and the remaining 50% two years after the grant date, with all options becoming exercisable upon a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool.
(5)	Using the option exercise price ($49.60), per share price of common stock would be $80.79 assuming no stock splits or stock dividends.
(6)	Using the option exercise price ($49.60), per share price of common stock would be $128.65 assuming no stock splits or stock dividends.
(7)	Using the average option exercise price for the year ($50.07), per share price of common stock would be $81.56 assuming no stock splits or stock dividends.
(8)	Using the average option exercise price for the year ($50.07), per share price of common stock would be $129.87 assuming no stock splits or stock dividends.

STOCK OPTION EXERCISES AND HOLDINGS

The table below provides information on shares underlying options exercisable at the end of 2003 and options exercised during 2003 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 2003

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options Held at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
David R. Whitwam	85,000	$2,052,811	632,500	212,500	$10,686,525	3,726,625
Jeff M. Fettig	5,500	25,520	303,000	105,000	5,310,805	1,768,550
Paulo F. M. Periquito	0	0	200,500	49,500	3,745,915	833,745
David L. Swift	0	0	38,500	43,500	211,175	750,375
Michael A. Todman	20,000	608,877	85,000	40,500	1,405,390	682,155

LONG-TERM INCENTIVE AWARDS

No long-term incentive compensation awards were granted by the Company in 2003 under its Executive Stock Appreciation and Performance Program.

AGREEMENTS WITH EXECUTIVE OFFICERS

Whirlpool has agreements with its executive officers that provide severance benefits if, within two years following a Change in Control, the executive officer’s employment is terminated either by Whirlpool (other than for cause, as defined) or by the officer for good reason (as defined), or, voluntarily during the 13th month following a Change in Control. Benefits include severance pay equal to three times annual compensation (generally defined as base salary plus target annual bonus), plus an amount to compensate the individual for excise taxes, if any, arising out of the severance pay. Under certain circumstances, the agreements provide for continuing participation for up to three years in insurance and other employee welfare benefit plans and, in the case of defined benefit retirement plans, provide for three years additional age and service credits for purposes of vesting and computing benefits. After the initial term of less than two years, each agreement is automatically extended for consecutive subsequent two-year terms, but any agreement may be terminated as of the end of any term upon 90 days’ prior notice, but not for 24 months after a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 15% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool. In addition, Whirlpool has entered into non-compete agreements with its executive officers that provide that they shall not directly or indirectly compete with the Company for a period of 12 months after termination of employment. Finally, the Company has an agreement with Mr. Periquito relating to retirement benefits; the agreement is described at the end of the next section of this proxy statement.

RETIREMENT BENEFITS

Whirlpool’s non-contributory defined benefit retirement plan (the “Retirement Plan”) covers substantially all of our U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive an annual pension for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last

120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service, reduced benefits are payable upon early retirement or termination of employment after age 55. For five years following a Change in Control, Whirlpool may not terminate the retirement plan or amend or merge it with another plan in a manner that would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. We also have supplemental retirement plans that (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from our bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

	Estimated Annual Pension Benefits at Age 65*
Covered Compensation	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 Years Service
$ 600,000	$60,000	$120,000	$180,000	$240,000	$300,000	$360,000
800,000	80,000	160,000	240,000	320,000	400,000	480,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,320,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,440,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,560,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,680,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000

*	The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Whitwam, Fettig, Swift, and Todman had approximately 36 years, 23 years, 2 years, and 11 years respectively, of eligible service at December 31, 2003, and their covered compensation under the plans for 2003 was equal to the base salary and bonus set forth in the Summary Compensation Table above.

The Company has entered into an agreement with Mr. Periquito that, under Brazilian law, requires the Company to provide him with a retirement payment of 85% of his basic monthly salary at age 60 assuming he is a participant under the relevant Brazilian pension plan for 10 years. Under that plan, he would receive a disability retirement payment of 70% of the value of the retirement benefit, and if he dies, his widow would receive a pension payment of 50% of the value of the retirement benefit. In addition, underage children would receive 30% of the value of the retirement benefit in the event of his death. He is required to participate in the cost of his pension benefit at the rate of 15% of the monthly cost of the plan, up to a limit of 8% of his basic salary.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2003 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2003.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 2003.

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool’s executive compensation philosophy is designed to support these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on four enduring values: respect, integrity, diversity, and teamwork. Our “pay for performance” philosophy is centered around the following points:

•	Compensation should be incentive driven with both short- and long-term focus;

•	More pay should be at risk than with the average company;

•	Components of compensation should be tied to increasing stockholder value; and

•	Compensation should be tied to a balanced evaluation of corporate and individual performance measured against financial, customer, and employee related objectives—a “balanced scorecard” approach.

The Committee is responsible for the design, administration, and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

Salary levels and salary increase guidelines are based on competitive market reviews conducted with the assistance of outside consultants retained by the Committee. Comparison companies are blue chip companies that are similar to Whirlpool in a variety of respects, such as companies that compete with Whirlpool; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group of companies (“peer group”) is used to define the market for each component of pay as well as total compensation. The peer group companies chosen for the competitive market review are not entirely the same as those that comprise Standard & Poor’s Household Furniture and Appliance Group shown in the Performance Graph because the Committee believes that Whirlpool’s most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Whitwam and other executive officers is targeted at the median of the base salaries for officers in the peer group companies, after adjusting for size of the companies. Base salary increases for the year ranged between 4.9% and 8.4% for the named executive officers. Mr. Whitwam received a 4.9% salary increase on March 1, 2003. The increases reflected both moves in market salaries as well as the executives’ individual performance (as discussed below) against specific objectives. With respect to Mr. Whitwam’s individual performance objectives during 2003, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, Whirlpool’s overall financial performance, and executive talent development. The Committee determined that Mr. Whitwam had exceeded his objectives on balance in these areas.

ANNUAL INCENTIVE COMPENSATION

The Performance Excellence Plan (“PEP”) provides all regular exempt and some non-exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers subject to Section 162(m) of the Internal Revenue Code) as measured against financial, customer, and employee related objectives. For 2003, target awards ranging from 5% to 110% of base salary were established by the Committee. The PEP is designed to provide total direct compensation that is above the mean of the peer group when the target level of stretch performance is achieved.

For 2003, the Company established performance measures based on financial, customer, and employee factors. These performance measures were selected based on the Committee’s belief that improving such measures correlates to increasing value to stockholders. Achievement of individual business performance goals is also a factor in determining PEP payouts for all employees other than designated executive officers. In addition, up to 25% of PEP eligible employees (excluding officers) are eligible for an outstanding contributor bonus equal to 25%, 50%, or 75% of their target PEP bonus. For Messrs. Whitwam, Fettig, Swift, and Todman, a corporate performance target based on return on equity was established. Because the Company exceeded this financial performance target, these executive officers earned a PEP award for 2003 as set forth in the Summary Compensation Table based on the Committee’s evaluation of the Company’s performance measured against the financial, customer, and employee objectives and the individual performance of the officer under the Committee’s balanced scorecard approach.

In addition, the Company has established the Executive Officer Bonus Plan (“EOBP”) under which the Committee has the discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance in the event that the Committee concludes such awards are appropriate. In 2003, no awards were granted under this plan.

LONG-TERM INCENTIVES

Our long-term incentive programs are comprised of the Stock Option Program, the Executive Stock Appreciation and Performance Program, the Special Retention Program, and the Career Stock Program, all of which are authorized under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. Grants under both the Stock Option and Executive Stock Appreciation and Performance Programs are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. In addition, the Company has established the Key Employee Treasury Stock Ownership Plan under which awards similar to those established under the Omnibus Plans may be granted to key management employees by the Committee. These stock-based plans are designed to encourage a significant ownership interest in Whirlpool to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

Stock Option Program.    Option grants in 2003 were made under one or more of Whirlpool’s Omnibus Stock and Incentive Plans and were based on our analysis of competitive award sizes, along with adjustments reflecting individual performance as evaluated by the Committee with respect to the Chief Executive Officer, and by the Chief Executive Officer as approved by the Committee with respect to the other four named executive officers. In making final awards, the Committee considered the optionee’s scope of responsibility and opportunity to affect Whirlpool’s future success, strategic and operational goals, individual contributions, and the number of options previously awarded and currently held. Grants were issued with an exercise price equal to the fair market value of the stock at the time of grant.

Mr. Whitwam’s 2003 option grant, as noted in the Summary Compensation Table, was made separately and at the sole discretion of the Committee primarily based on its competitiveness with the marketplace, but also taking into account the Committee’s assessment of his individual performance.

Executive Stock Appreciation and Performance Program (“ESAP”).    ESAP provides senior management with incentives to significantly improve the long-term performance of Whirlpool and increase stockholder value over time. The compensation opportunities under the program are tied directly to the financial performance of Whirlpool over a preset period, normally three years, beginning each January 1. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation that exceeds the market when stretch target performance is met. A payout was earned by Mr. Whitwam under the 2001-2003 ESAP cycle based on the Committee’s evaluation of the Company’s performance measured against the EVA improvement financial target established at the beginning of the performance period. The final payout of this grant, along with those of other named executive officers, is included in the column labeled “LTIP Payouts” in the Summary Compensation Table and is based on the Committee’s evaluation of Company performance against the financial, customer, and employee objectives established for the Company and the individual effort of each officer. The payout was made in 2004.

In 2002, a grant was made under this program from one or more of Whirlpool’s Omnibus Stock and Incentive Plans. The grant is for a three-year cycle ending December 31, 2004, and payout is contingent upon achieving specific EVA and revenue growth targets over the performance period. The contingent shares granted to the named executive officers in 2002 under the 2002-2004 ESAP cycle (as disclosed in the Long-Term Incentive Plan Awards table) were calculated based on the competitive objective for ESAP target award sizes. In 2003, no grants were made under this program.

Special Retention Program (the “SRP Program”).    The SRP Program was established to provide grants of phantom restricted shares of the Company’s common stock to up to 50 select officers of the Company as a means of motivating and retaining key leadership talent. Recipients and award sizes are based on subjective determinations relating to a broad range of leadership factors. Restrictions on 50% of the phantom restricted shares lapse at the end of the third year from the date of grant and the restrictions on the remaining 50% lapse at the end of the seventh year assuming, in each case, that the officer continues to exhibit strong leadership performance. The phantom restricted shares do not represent an equity interest in the Company, and no voting rights attach to the phantom restricted shares until and unless they are converted into common stock of the Company. The value of one phantom restricted share awarded is equal to the fair market value of a share of common stock on that date. Recipients of SRP Program phantom stock will receive one share of common stock for each share of phantom restricted stock on a one-for-one basis upon the lapse of restrictions and may defer receipt of vested shares until retirement.

Career Stock Program (the “Career Stock Program”).    The Career Stock Program was established to provide one-time grants of phantom stock to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on subjective determinations relating to a broad range of factors. The shares do not represent an equity interest in Whirlpool, and no voting rights attach to the shares until and unless they are distributed to the participant. Grants are made under one or more of Whirlpool’s Omnibus Stock and Incentive Plans. The value of a share of Career Stock on any given date is equal to the fair market value of a share of common stock on that date. Recipients of Career Stock will receive one share of common stock for each share of phantom stock on a one-for-one basis upon retirement after attaining the age of 60 or upon termination of employment, based on individual vesting schedules and subject to certain non-competition provisions. Phantom Career Stock dividends are invested in additional phantom shares to be awarded in the same manner as the original awards. In 2003, no grants were made under this program.

Key Employee Treasury Stock Ownership Plan (the “Key Employee Treasury Stock Plan”).    The Key Employee Treasury Stock Plan was established to support the hiring and retention initiatives at key leadership positions in order to foster the long-term financial success of the Company. The plan provides key leaders with the opportunity to receive common stock of the Company and stock option, restricted stock, and phantom stock awards to be paid from the Company’s treasury stock, with the terms of such awards to be established by the Human Resources Committee. All awards granted under the Key Employee Treasury Stock Plan shall be paid in treasury shares of the Company’s common stock. The maximum number of shares of common stock that may be awarded for all purposes under the plan is 200,000. In 2003, no awards were granted under this plan.

OWNERSHIP GUIDELINES

In 1995, management adopted, with the Committee’s approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives (approximately 100 individuals). The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one times base salary for lower level executives.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests.

The Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under the EOBP will generally not qualify under Section 162(m) and may not be fully deductible.

SUMMARY

We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

James M. Kilts, Chair

Arnold G. Langbo

Miles L. Marsh

Paul G. Stern

Janice D. Stoney

PERFORMANCE GRAPH

The graph below depicts the yearly dollar (and percentage) change in the cumulative total stockholder return on our common stock with the cumulative total return of Standard & Poor’s (“S&P”) Composite 500 Stock Index and the cumulative total return of the S&P Household Appliance Group Index for the years 1999 through 2003*. The graph assumes $100 was invested on December 31, 1998 in Whirlpool common stock, the S&P 500, and the S&P Household Appliance Group.

Comparison of Cumulative Five Year Total Return

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Whirlpool	$100	$120	$91	$143	$104	$148
S&P 500	$100	$121	$110	$97	$76	$97
S&P Household	$100	$98	$78	$101	$87	$104

*	Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

PROPOSAL TO RENEW THE PERFORMANCE EXCELLENCE PLAN

Whirlpool’s Performance Excellence Plan (the “PEP Plan”) is an annual bonus plan for regular employees that was first adopted in 1989. Stockholders approved an amendment to the PEP Plan in 1994 that allowed the Board of Directors to continue the PEP Plan without incurring increased cost under changes in the federal tax laws affecting compensation for certain executive officers. On February 16, 1999, the Board of Directors amended the PEP Plan so that, subject to approval by the stockholders, Whirlpool could continue to make awards under the PEP Plan through December 31, 2003 and continue to be eligible for tax deductions under Section 162(m) of the Internal Revenue Code, as amended. On February 17, 2004, the Board of Directors renewed the PEP Plan, subject to approval by the stockholders, for an additional five years.

The Board believes that the PEP Plan strengthens the commitment of key management employees to create exceptional shareholder value by providing them with short-term incentive compensation based on our ability to meet financial and other business goals that create stockholder value. Because the PEP Plan allows the Human Resources Committee to retain the flexibility to choose appropriate business and financial goals and to change the target level of these goals, the tax regulations require that the PEP Plan be resubmitted to stockholders for approval every five years.

The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting of stockholders and entitled to vote is necessary for approval to renew the PEP Plan. The PEP Plan will not be continued unless this vote is received. The Board recommends a vote FOR the renewal of the PEP Plan.

The complete text of the PEP Plan is set forth in Exhibit A to this proxy statement. You should read the complete text of the PEP Plan for more detail regarding the operation of the PEP Plan.

ADMINISTRATION OF THE PEP PLAN

The Human Resources Committee (the “Committee”) of the Board is responsible for administration of the PEP Plan. The Committee consists of five independent members of the Board who are not officers or employees of the Company. Committee members are also to be “outside directors” as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to the Committee’s approval, the Chief Executive Officer (the “CEO”) may assist in, and make recommendations regarding, the administration of the PEP Plan. The Senior Vice President, Global Human Resources will be responsible for the day-to-day administration of the PEP Plan following administrative guidelines approved from time to time by the Committee.

ELIGIBILITY AND PARTICIPATION

In general, regular employees of Whirlpool are eligible to participate in the PEP Plan if nominated by the CEO. Last year, substantially all salaried employees in the United States, Canada, and Europe participated in the PEP Plan, as well as certain management personnel in other regions (approximately 7,000 employees in total). However, to meet requirements of Code Section 162(m), there are several, generally more restrictive, PEP Plan provisions that only apply to “Executive Officers.” Executive Officers under the PEP Plan (up to approximately 9) are defined as the Chief Executive Officer, President, and any Executive or Senior Vice President designated by the Committee prior to the start of any PEP Plan year. The CEO will make recommendations regarding participation in the PEP Plan subject to Committee approval. The CEO and President are automatic participants in the PEP Plan. Eligible employees are notified of their participation, their target award opportunity, and the relevant corporate and business group performance measures (as described below) at the beginning of each PEP Plan year. Nonexempt employees who participate in the PEP Plan generally are eligible for a bonus under the PEP Plan of up to 5% of their salary if designated performance goals are met.

AWARD OPPORTUNITIES, CALCULATION, AND INDIVIDUAL AWARDS

The levels of base salary and target annual bonuses for PEP Plan participants, including Executive Officers, are approved by the Committee each year. Consistent with the Committee’s compensation philosophy, if stretch performance goals are achieved, total direct pay (base salary plus bonus) is targeted as competitive with market total direct pay for those companies in the competitive market review. In this way, competitive total direct pay is achieved when target performance is met or exceeded but with a larger percent of pay at risk than is the case in comparison companies.

Individual bonus award targets range from 5%—110% of base pay, with actual base salary paid during the PEP Plan year being used to compute individual awards for employees other than Executive Officers. For Executive Officers, base salary in effect as of the first day of the PEP Plan year will be used to compute awards. Target awards are intended to reflect an individual’s job responsibilities and ability to affect financial results of Whirlpool. For PEP Plan participants other than Executive Officers, the percentage of the target bonus actually paid is based on (i) the extent to which appropriate corporate and/or business group financial and other business measures are met and (ii) the extent to which individual performance objectives are achieved. The performance multipliers range from 0%—200%. Thus, if either financial performance or individual performance does not meet the threshold, generally no bonus award will be paid. The maximum bonus using this formula is 3.0 times base pay. In no event will the amount payable to a participant under the PEP Plan for any calendar year exceed $3,000,000.

For Executive Officers, the target bonus is established by multiplying the base salary times the target bonus percentage set for that salary grade times two. The percentage of the target bonus actually paid is based only on appropriate corporate or business group financial measures and does not involve an evaluation of individual performance. Thus bonuses under the PEP Plan for Executive Officers may range from 0—3.3 times base pay. The Committee has the discretion to reduce or eliminate (but not to increase) the bonus award calculated under the PEP Plan for any Executive Officer based on factors it deems relevant.

Financial performance measures for employees will be measured on Whirlpool’s overall corporate results, while employees in designated business groups may also be measured on a combination of corporate and business group results. For Executive Officers, corporate financial performance will be measured based on return on equity (“ROE”). ROE will be calculated as the ratio of profit to average shareholder equity. Profit refers to earnings from continuing operations before accounting changes. Average shareholder equity refers to the sum of shareholder equity at the beginning and end of the year, divided by two. Business group financial performance will be measured by either return on assets (“ROA”), calculated for each designated business group as the ratio of net operating earnings generated by the business group to total assets of the group, or return on net assets (“RONA”), calculated as net operating earnings after-tax divided by average monthly net assets. Net earnings refers to total revenues less total expenses, on an after-tax basis. ROE, ROA, and RONA will be based on calculations provided by Whirlpool’s independent auditors. ROE, ROA, and RONA performance goals are adopted each year by the Committee for corporate level and various business groups.

For employees other than Executive Officers, the Committee has the discretion to adopt performance goals other than those described above.

The Committee also approves a range of performance above and below these goals for establishing the financial performance multipliers. An important factor in setting the financial performance goals is achieving results at a level expected to create value for stockholders. Once approved by the Committee, performance goals normally may not be changed during the PEP Plan year. However, if external changes or other unanticipated business conditions have materially affected the fairness of the goals, the Committee may approve appropriate adjustments to the performance goals during the PEP Plan year. In the case of Executive Officers, no adjustment may be made to the performance goals that would have the effect of increasing the amount that would otherwise be paid out pursuant to the PEP Plan.

Individual performance, the final factor in calculating awards for participants other than Executive Officers, will be based on each employee’s performance rating resulting from a performance management process. In this process each individual’s objectives are to be tied to overall corporate objectives which are designed to increase stockholder value. A formal performance review is used to determine the individual performance multiplier or other method of rewarding individual performance such as funding pools for outstanding and exceptional contributors. While Executive Officers will go through the same goal setting and review process (including the CEO with the Committee), no individual performance multiplier is used to calculate their bonus awards under the PEP Plan. However, the Committee has the discretion to reduce or eliminate the bonus award of any Executive Officer based on individual performance or other factors.

PAYMENTS, DEFERRALS, TERMINATIONS, AND BENEFICIARIES

At the end of each PEP Plan year, the CEO will report the overall performance results of Whirlpool and the various business group segments to the Committee. The Committee will certify in writing the extent to which the performance goals have been satisfied and then approve payment. Payments under the PEP Plan will be made once a year in the form of cash as soon as administratively feasible following the release of the Company’s audited financial results for the previous year. Subject to Committee consent, the CEO may select certain participants who may elect to defer irrevocably all or a portion of their performance award. Upon termination of employment due to death, disability, retirement, reduction in force, or transfer to one of our affiliates, awards will be paid based on the amount earned before such termination, in a lump sum or installments. Upon termination for other reasons (for example, misconduct or employment with a competitor), the employee may forfeit or be required to repay the PEP Plan award. Participants may name a beneficiary or beneficiaries to whom any benefit under the PEP Plan is to be paid in case of their death.

CHANGE IN CONTROL, AMENDMENTS, AND INDEMNIFICATION

If there is a change in control of Whirlpool, participants become entitled to an award which is the greater of (i) a modified version of the standard formula set forth above, but, in the case of participants other than Executive Officers, applying an individual performance multiplier of not less than 1.0, or (ii) their target award percentage times base salary paid in the PEP Plan year up to the date of such change of control. In such an event, awards are to be paid in cash as soon as administratively possible following the change in control. The PEP Plan may be amended by Whirlpool in its sole and absolute discretion and without notice, provided that no such amendment may reduce the rights of a participant to a payment or distribution or negatively affect a participant’s potential rights under the PEP Plan with respect to a change in control. The Plan provides for indemnification of members of the Committee or Board and participants for actions brought against such persons in connection with the PEP Plan.

NEW PLAN BENEFITS

Because awards under the PEP Plan are based on performance during the year and are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the Plan are not determinable. The following table sets forth the awards which were granted under the PEP Plan during fiscal year 2003 to the named executive officers, all current executive officers as a group, all non-executive directors as a group, and all non-executive officer employees as a group. This may not be indicative of future awards under the PEP Plan.

Awards Under the Performance Excellence Plan for 2003

Name and Position	Dollar Value of Award
David R. Whitwam, Chairman and Chief Executive Officer	$1,370,000
Jeff M. Fettig, President and Chief Operating Officer	$621,000
Paulo F. M. Periquito, Executive Vice President, Latin America	$470,000
David L. Swift, Executive Vice President, North American Region	$415,000
Michael A. Todman, Executive Vice President and President, Whirlpool Europe	$371,000
Executive Officers as a Group	$3,886,000
Non-Executive Directors as a Group	$0
Employees other than Executive Officers as a Group	$59,858,000

BOARD RECOMMENDATION

The Board believes that approving the PEP Plan should enable the Company to continue to qualify PEP Plan payments for deduction under federal tax laws while continuing appropriate short-term compensation incentives.

The Committee strongly believes that purely numeric formula incentive plans are inadequate to drive the superior results that the Company is seeking. Removing Committee discretion from incentive compensation severely limits the Committee’s ability to carry out its corporate governance responsibilities. Good judgment and discretion are the essence of what shareholders expect from Board members. As noted earlier, the Committee believes the discretion it has been able to exercise under existing incentive plans for management employees at all levels has played a critical role in recent years.

The Board of Directors recommends a vote FOR approval of the Performance Excellence Plan appearing at Item 2 on the accompanying proxy form.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,930,266	$55.79	3,313,065
Equity compensation plans not approved by security holders	0	0	181,500

Total	5,930,266	$55.79	3,494,565

The only plan reflected above that was not approved by the Company’s security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to the Company’s Omnibus Stock and Incentive Plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive common stock of the Company and stock option, restricted stock, and phantom stock awards to be paid from the Company’s treasury stock. For more information, see the discussion of this plan in the Human Resources Committee Report on Compensation Awards above. In 2003, no awards were granted under this plan.

MISCELLANEOUS

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $10,500 plus certain expenses for assistance by Georgeson Shareholder Communications Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and employees of the Company and by Georgeson Shareholder Communications Inc. personally and by mail, telegraph, telephone, or other electronic means.

MATTERS RELATING TO AUDITORS

Representatives of Ernst & Young LLP, our auditors, are expected to be present at the annual meeting to respond to questions and may make a statement if they so desire.

FEES

The Company paid Ernst & Young the following fees (in millions):

	Year ended December 31,
	2002	2003
• Audit Fees	$3.8	$4.3

• Audit-Related Fees	0.2	0.5

• Tax Fees	4.3	3.7

• All Other Fees	0.2	0.0

Total	$8.5	$8.5

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits, assistance with implementation of various rules and standards promulgated pursuant to Section 404 of the Sarbanes-Oxley Act, and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

ADVANCE APPROVAL POLICY FOR INDEPENDENT AUDITOR SERVICES

Pursuant to its written charter (included in this proxy statement as Exhibit B), the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permissible non-audit services provided by the Company’s independent auditor. Prior to engagement of the independent auditor for the next year’s audit, management or the independent auditor submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined in the table above. Prior to engagement, the Audit Committee approves in advance these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent auditor. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Advance Approval Policy for Independent Auditor Services appears on the Company’s website at www.whirlpoolcorp.com; click on the “Governance” tab, and then “Board of Directors.”

AUDIT COMMITTEE REPORT

The Audit Committee provides independent oversight of the Company’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains the Company’s independent auditors, reviews major accounting policy changes by Whirlpool, reviews and approves the scope of the annual internal and independent audit processes, approves in advance nonaudit services provided by the independent auditors, approves all audit and nonaudit service fees paid to the independent auditors, and monitors Company activities designed to assure compliance with the Company’s ethical standards. The Committee is composed of five directors who have been determined by the Board of Directors to be “independent” and “financially literate” pursuant to the New York Stock Exchange listing requirements. The Committee operates under a written charter (included in this proxy statement as Exhibit B) adopted by the Company’s Board of Directors.

The Committee has reviewed the audited consolidated financial statements of the Company for 2003 with management, which has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed the consolidated financial statements of the Company for 2003 with Ernst & Young, the Company’s independent auditors for 2003, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed with Ernst & Young the matters required to be discussed by Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Ernst & Young their independence. The Committee considered the compatibility of nonaudit services provided by Ernst & Young to the Company with Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as the Company’s independent auditors for 2004.

Allan D. Gilmour, Chair

Gary T. DiCamillo

James M. Kilts

Arnold G. Langbo

Janice D. Stoney

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2005 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2005 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 19, 2005. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in the Company’s by-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2005 must be received by us by November 9, 2004, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a stockholder entitled to vote generally in the election of directors. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in the Company’s proxy statement for the 2005 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of the Company (and must be received by the Corporate Secretary) by November 9, 2004. Such notice shall set forth: (1) the name and address of the stockholder making the nomination and of the person to be nominated; (2) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder; (4) such other information regarding the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and (5) the consent of the nominee to serve as a director of the Company if so recommended by the Board and duly elected at the annual meeting by the stockholders. In order for a shareholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

Whirlpool evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential director nominees include: intelligence, integrity, strength of character, and sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and commitment and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of the Company. Desired experience qualifications for potential director nominees include: at least ten years of experience in a senior executive role with a major business organization and, preferably, be either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academic or government, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and not be employed by or affiliated with organizations that have competitive lines of business or other conflicts of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

EXHIBIT A

WHIRLPOOL CORPORATION

PERFORMANCE EXCELLENCE PLAN

ARTICLE 1

GENERAL

1.1	ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2	PURPOSE:

The purpose of the Plan is to attract and retain the best possible employee talent and to motivate employees to focus attention on shareholder value, drive performance in support of this goal and other business goals, and reward company and individual performance.

1.3	ADMINISTRATION:

(a)	The Committee (as defined in Section 2.1) shall administer the Plan. Subject to the Committee’s approval, the Chief Executive Officer of the Company may assist in, and make recommendations regarding, the administration of the Plan. The Senior Vice President Global Human Resources will be responsible for the day-to-day administration of the Plan following administrative guidelines approved from time-to-time by the Committee.

(b)	Subject to the limitations of the Plan, the Committee shall, based on recommendations by the Chief Executive Officer: (i) select from the Employees of the Company, those who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c)	All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II

DEFINITIONS

2.1	DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided. Certain terms which only apply to Article IX are defined in Article IX.

(a)	Except as provided in Article IX, “Base Salary” shall mean the regular salary actually paid during a Plan Year to a Participant. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay, or special awards.

(b)	“Board” shall mean the Board of Directors of Whirlpool Corporation.

(c)	“Committee” shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board, which shall consist of five members of the Board who are not officers or employees of the Company and who are “outside directors” as required by and within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(d)	“Company” shall mean Whirlpool Corporation and its Subsidiaries.

(e)	“Corporate” shall mean relating to Whirlpool Corporation.

(f)	“Employee” shall mean a regular employee of the Company who is in a position of meeting the defined eligibility criteria for participation in the Plan, as stated in Section 3.1.

(g)	“Executive Officers” shall mean the Chief Executive Officer, the President, and any Executive or Senior Vice President designated by the Committee.

(h)	“Final Award” shall mean the award earned by a Participant based on a comparison of actual year-end results against the performance goals established for the Plan Year.

(i)	“Individual Performance Multiplier” shall mean the factor associated with the performance rating assigned to an Employee as part of the Performance Management Process or other method(s) of adjustments intended to recognize individual performance.

(j)	“Noncorporate” shall mean a specified segment of Whirlpool’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(k)	“Participant” shall mean an Employee who is approved by the Committee for participation in the Plan for a specified Plan Year and an Executive Officer as defined above.

(l)	“Performance Management Process” shall mean the Company’s process for managing individual performance.

(m)	“Plan Year” shall mean the Company’s fiscal year.

(n)	“Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(o)	“Target Award Percentage” shall mean the percentage of a Participant’s Base Salary used in the calculation of the Target Award.

2.2	GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to Employees of the Company. Except with respect to the Chief Executive Officer, participation in the Plan shall be based upon recommendations by the Chief Executive Officer, subject to the approval of the Committee, from the Employees eligible for the Plan. The Chief Executive Officer and the President shall automatically participate in the Plan.

3.2	PARTIAL PLAN YEAR PARTICIPATION:

Except as provided in Article IX, an Employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year. Such situations may include, but are not limited to (i) new hires, (ii) when an Employee is promoted from a position that did not meet the eligibility criteria, or (iii) when an Employee is transferred from an affiliate that does not participate in the Plan.

ARTICLE IV

INDIVIDUAL AWARDS

4.1	COMPONENTS OF INDIVIDUAL AWARDS:

(a)	Except as provided in Article IX, individual awards shall be based on (i) the Participant’s Target Award and (ii) Corporate and/or Noncorporate performance. In addition, individual performance will be a component of individual awards if approved by the Committee.

(b)	Except as provided in Article IX, for each Plan Year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Target Award Percentages and performance goals for that Plan Year.

4.2	FINAL AWARD DETERMINATIONS:

At the end of each Plan Year, Final Awards shall be computed for each Participant. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 8.1 and 10.1.

4.3	LIMITATIONS:

The amount payable to a Participant for any calendar year shall not exceed $3,000,000.

ARTICLE V

TARGET AWARDS

5.1	ESTABLISHING TARGET AWARD PERCENTAGES:

Except with respect to the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Target Award percentage for each job, which will be based on the salary level for that job in most cases. The Committee shall establish the Target Award Percentage for the Chief Executive Officer. Target Award Percentages shall reflect the Participant’s job responsibilities and opportunity and authority to affect overall financial results.

5.2	MID-YEAR CHANGE IN TARGET AWARD PERCENTAGES:

Except as provided in Article IX, a Participant whose Target Award is changed during the Plan Year shall receive a Final Award based on the amount of Base Salary actually earned while in each Target Award category during the Plan Year.

ARTICLE VI

PERFORMANCE COMPONENTS

6.1	PERFORMANCE MEASURES AND GOALS:

(a)	Performance shall be measured based on Corporate and/or Noncorporate (if appropriate) results and, if authorized by the Committee, individual performance. If authorized by the Committee, individual performance goals shall be set during the Company’s Performance Management Process.

(b)	The Chief Executive Officer shall recommend, subject to the approval of the Committee, the process for measuring Corporate and Noncorporate performance. Such recommendation shall include:

(1)	Organizational level of performance measurement, e.g., Corporate, business unit, division, product line, or another level, either singly or in combination;

(2)	Specific measures of performance for each organizational level; and

(3)	Specific performance goals for each organizational level.

(c)	For each Plan year, the Chief Executive Officer shall recommend, subject to the approval of the Committee, a range of performance goals for Corporate and/or Noncorporate results and the Individual Performance Multipliers. Each performance range and the range of Individual Performance Multipliers shall include a level of performance at which one hundred percent (100%) of the Target Award shall be earned. In addition, each range shall include levels of performance above and below the 100% performance level.

6.2	PERFORMANCE BY ORGANIZATION LEVEL:

(a)	For Participants at the Corporate level, performance shall be measured on overall Company results. For other Participants, performance shall be measured on Corporate and/or applicable Noncorporate results as authorized by the Committee.

(b)	The performance measures to be used shall be chosen from among the following: return on equity, return on assets, or return on net assets. Return on equity will be calculated as the ratio of profit to average shareholder equity. Profit refers to earnings from continuing operations before accounting changes. Average shareholder equity refers to the sum of shareholder equity at the beginning and end of the year, divided by two. Return on assets will be calculated as net operating earnings after-tax divided by average monthly net assets. Net earnings refers to total revenues less total expenses, on an after-tax basis. Performance measures need not be the same within the Company.

(c)	The Committee, in its sole discretion, may select among the performance measures specified in this Section 6.2 from Plan Year to Plan Year. However the Committee may approve performance measures that are not necessarily specified in this Section 6.2 without obtaining shareholder approval of such measures in the case of performance measures applicable only to Employees who are not Executive Officers.

6.3	ADJUSTMENT OF PERFORMANCE GOALS:

(a)	Once established, performance goals normally shall not be changed during the Plan Year. However, except as provided in Article IX, if the Chief Executive Officer determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, then the Chief Executive Officer may recommend and the Committee may approve appropriate adjustments to the performance goals (either up or down) during the Plan Year.

(b)	Normally, Participants shall not receive any payout when the Corporate or Noncorporate segment (if applicable) do not achieve at least minimum performance goals. However, except as provided in Article IX, if the Corporate or Noncorporate segment (if applicable) do not achieve the minimum performance goals, the Chief Executive Officer may recommend, subject to the approval of the Committee, payment of awards on a discretionary basis.

(c)	Further, except as provided in Article IX, the Chief Executive Officer may recommend, subject to the approval of the Committee, an adjustment of the performance goals in the event of a Plan Year consisting of less than twelve (12) months.

6.4	INDIVIDUAL PERFORMANCE:

Individual performance shall be reflected in the Final Award based on the performance rating assigned to an Employee as part of the Performance Management Process if the Committee establishes individual performance as part of the performance criteria for an award. However, individual performance will not be considered in the Final Award earned by Executive Officers under Article IX.

ARTICLE VII

PAYMENT OF FINAL AWARDS

7.1	TIMING AND FORM OF PAYMENT:

(a)	At the end of each Plan Year, the Chief Executive Officer shall report the overall Corporate and Noncorporate performance levels to the Committee, which shall certify in writing the extent to which the performance goals specified pursuant to Section 6.2 have been satisfied and approve the payment of Final Awards. Payment of Final Awards shall be made as soon as administratively feasible following the release of the Company’s audited financial results.

(b)	Payments shall be made in cash in a lump sum.

7.2	DEFERRAL OF PAYMENTS:

(a)	The Chief Executive Officer may recommend Participants who may elect to defer all or a portion of their performance award, subject to the approval of the Committee. Elections to defer shall be made no later than deemed advisable by the Company’s tax counsel. All deferred amounts will be subject to such terms and conditions, and shall accrue such yield thereon as the Chief Executive Officer may from time to time establish, subject to the approval of the Committee.

(b)	The Participant may, with the approval of the Committee, elect to receive payment of deferred amounts and any yield thereon, either before or after retirement, in a lump sum or in installments. Upon the death of a Participant, a lump sum payment shall be made to the Participant’s designated beneficiary (pursuant to Section 11.5) unless otherwise expressly elected by the Participant.

ARTICLE VIII

TERMINATION OF EMPLOYMENT

8.1	TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT, REDUCTION-IN-FORCE, OR TRANSFER TO AFFILIATE NOT INCLUDED IN PLAN:

(a)	If a Participant’s employment is terminated by reason of death, total and permanent disability, retirement, reduction-in-force, or a Participant is transferred to an affiliate that does not participate in the Plan, the Participant’s Final Award shall be based on (i) Participant’s actual Base Salary paid through the date of termination, (ii) Participant’s Target Award Percentage, (iii) Corporate/Noncorporate performance as measured at the end of the Plan Year, and (iv) if authorized by the Committee, individual performance as determined under the Performance Management Process. The Final Award shall be paid in accordance with Article VII.

(b)	“Total and permanent disability” shall mean “Disability” as defined in the Whirlpool Employees Pension Plan, and “retirement” shall mean a Participant’s termination of employment after his or her “Early Retirement Age” or “Normal Retirement Age” as set forth in the Part II Supplement to the Whirlpool Employees Pension Plan for the Salaried Employees Participating Group. “Reduction-in-force” shall have the meaning as defined in the Whirlpool Corporation Personnel Policy Manual.

8.2	TERMINATION FOR ANY OTHER REASON:

Except for terminations listed in Section 8.1 or a termination due to a Change in Control as defined in Section 10.2, in the event a Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Participant shall not be entitled to an award for the Plan Year in which the termination occurs. However, the Chief Executive Officer may recommend and the Committee approve an award for the Plan Year in which a Participant’s termination occurs. Any Employee who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if the Employee is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such severance of employment arises out, is due to, or is in any way connected with any misconduct or violation of Company policy, subsequent employment with a competitor within the two year period, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

ARTICLE IX

EXECUTIVE OFFICERS

9.1	APPLICABILITY OF ARTICLE IX:

The provisions of this Article IX shall apply only to Executive Officers. In the event of any inconsistencies between this Article IX and the other Plan provisions, the provisions of this Article IX shall control.

9.2	DEFINITION APPLICABLE TO ARTICLE IX ONLY:

For purposes of this Article IX only, “Base Salary” shall mean as to any Plan Year a Participant’s actual regular salary rate as of the first day of the Plan Year. Regular salary shall include any salary reduction contributions made to the Company’s Internal Revenue Code Section 401(k) Plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay, or special awards.

9.3	NO PARTIAL PLAN YEAR PARTICIPANT:

An Executive Officer who becomes eligible after the beginning of a Plan Year may participate in the Plan for the succeeding Plan Year, unless approved by the Committee for participation in the Current Plan Year.

9.4	COMPONENTS OF INDIVIDUAL AWARDS:

(a)	Each individual award shall be based on (i) the Participant’s Target Award and (ii) Corporate and/or Noncorporate performance goals approved by the Committee.

(b)	The Committee shall determine the Target Award Percentages and performance goals for the Plan Year no later than 80 days after the beginning of the Plan Year.

9.5	NO MID-YEAR CHANGE IN TARGET AWARD PERCENTAGES:

Each Participant’s Final Award shall be based on the Target Award category as of the first day of the Plan Year.

9.6	NONADJUSTMENT OF PERFORMANCE GOALS:

Once established, performance goals normally shall not be changed during the Plan Year. Participants shall not receive any payout when Corporate or Noncorporate performance does not achieve at least minimum performance levels established by the Committee.

9.7	INDIVIDUAL PERFORMANCE AND DISCRETIONARY ADJUSTMENTS:

Individual performance shall not be reflected in the Final Award. However, the Committee retains the discretion to decrease or eliminate the amount of the Final Award otherwise payable to a Participant.

9.8	POSSIBLE MODIFICATION:

If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 2.1(a), 2.1(g), 3.2, 4.1, 5.2, or 6.3 to any Executive Officer without regard to the exceptions to such Section or Sections contained in this Article IX, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Article IX.

ARTICLE X

CHANGE IN CONTROL

10.1	CHANGE IN CONTROL:

(a)	In the event of a Change in Control of Whirlpool Corporation, as defined below, a Participant who is an Employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the greater of:

(1)	The Final Award determined using:

(A)	The Participant’s actual Base Salary rate in effect on the date of the Change in Control;

(B)	The Participant’s Target Award Percentage;

(C)	Actual Corporate and Noncorporate (if applicable) performance results to the date of the Change in Control; and

(D)	The greater of the Participant’s Individual Performance Multiplier (if applicable) or 1.0; or

(2)	The Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b)	The Committee as constituted immediately prior to the Change in Control shall determine how actual Corporate and Noncorporate performance should be measured for purposes of the Final Award calculation in 10.1(a). The Committee’s determination shall be conclusive and final.

(c)	Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

10.2	DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in Section 10.6(d) of the Whirlpool Employees Pension Plan, as amended.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1	NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

11.2	TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

11.3	AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the detriment of a Participant any potential rights in that Plan Year created pursuant to Section 10.1 of this Plan.

11.4	INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an Employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or by-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

11.5	BENEFICIARY DESIGNATION:

(a)	Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(2)	Participant’s children (including children by adoption);

(3)	Participant’s parents (including parents by adoption); or

(4)	Participant’s executor or administrator.

(b)	Payment of benefits, in accordance with Section 8.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

11.6	RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

11.7	GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan.

11.8	EFFECTIVE DATE:

The Plan shall remain effective through December 31, 2008.

EXHIBIT B

WHIRLPOOL CORPORATION

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

Approved 12/16/03

I.	PURPOSE To fulfill responsibilities to the Company’s shareholders, potential shareholders, and the investment community, the Audit Committee will provide independent and objective oversight of the Company’s accounting functions and internal controls and will monitor the objectivity of the Company’s financial statements. The Committee will assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the financial management, internal auditors, independent auditors, and the Board of Directors.

II.	COMMITTEE MEMBERS The Committee shall be composed of at least three but not more than five Directors appointed by the Board of Directors. Committee members shall not be officers or employees of the Company or one of its subsidiaries and shall, in the opinion of the Board, meet the independence and financial experience and financial literacy and expertise requirements of the New York Stock Exchange and/or relevant law. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have an understanding of basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience. Committee members shall not simultaneously serve on the audit committees of more than three public companies (including the Company).

III.	COMMITTEE MEETINGS The Committee shall meet at least four times a year, or more frequently as appropriate. The Committee shall meet with management, internal audit, and the independent auditors in separate executive sessions to discuss matters privately. All meetings shall be conducted pursuant to the applicable provisions of the Company’s by-laws. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes of meetings will be prepared and the Committee will report to the Board the results of its meetings. The Committee may form one or more sub-committees, each of which may take such actions as may be delegated by the Committee.

IV.	DUTIES and RESPONSIBILITIES While the Committee has the responsibilities and powers set forth in the Company’s by-laws and this charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. However, the Committee does have the following duties and responsibilities in addition to any similar matter that may be referred to the Committee from time to time by the full Board, the Chairman, or which the Committee raises on its own initiative:

1.

Review and approve in advance the annual audit and its scope for the Company and its wholly-owned or majority-owned subsidiaries; monitor the annual audit and its scope for affiliates; and review the annual audit results with respect to (a) the Company’s financial statements, including appropriately addressing risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters, and (b) the Company’s internal controls, including electronic data processing controls, and the extent to which such controls are evaluated by the independent auditors for adequacy and protection.

2.	Review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor adequacy of disclosure. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditors prior to the release of earnings as appropriate. The Committee’s discussion of earnings releases as well as financial information and earnings guidance may be general (i.e., discussion of the types of information to be disclosed and the type of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

3.	Review the independent auditors’ management letter and recommendations (or any audit problems, difficulties, or disagreements) and management’s response.

4.	Retain and terminate the Company’s independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors in accordance with relevant NYSE listing rules and law.

5.	Obtain and review a report by the independent auditors describing the auditor’s internal quality control procedures and all material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry of investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and all steps to deal with such issues.

6.	Review, evaluate, and discuss with the independent auditor all relationships between the independent auditor and the Company to assess the auditor’s independence. Review and evaluate the lead partner of the independent auditor, assure regular rotation of the lead partner as required by law, and consider whether there should be regular rotation of the audit firm itself. Present its conclusions with respect to the independent auditor to the full Board.

7.	Review major accounting policy changes adopted by the Company. Maintain current knowledge on major new or proposed technical requirements, regulations, or legislation affecting the Company.

8.	Review codes of conduct and management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical, or illegal activities. Monitor Company activities that are designed to assure compliance with such codes and review management findings involving significant lapses of ethical conduct, fraud, or criminal conduct.

9.	Review with management situations where new activities, major changes in operations, or other developments may create significant financial exposure for the Company. Review policies and guidelines with respect to risk assessment and risk management, including management reports on the Company’s processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial risk exposures.

10.	Review activities of the Company’s internal audit function, audit plans, procedures and results, and coordination with independent auditors. Regularly review the continued overall effectiveness of the internal audit function as required under relevant NYSE listing rules and law.

11.	Annually review the Committee’s charter and operations and recommend any proposed changes to the Board for its approval. Prepare any reports required under relevant NYSE listing rules and law.

12.	Set an appropriate hiring policy for employees or former employees of the independent auditor with due regard for the continuing independence of the independent auditor.

13.	Establish and maintain procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, and auditing matters, and (b) the confidential and anonymous submission by employees of the company of concerns with questionable accounting or auditing matters in accordance with relevant NYSE listing rules and law.

14.	Annually prepare and cause to be filed in the Company’s annual proxy statement a report to stockholders as may required by the Securities and Exchange Commission.

15.	The Committee may conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and, in connection therewith, may retain independent counsel, accountants, or others to assist it.

16.	Make regular reports to the Board and evaluate annually its performance in accordance with relevant NYSE listing rules and law.

WHIRLPOOL CORPORATION

FINANCIAL SUPPLEMENT

TO 2003 ANNUAL REPORT ON FORM 10-K, AND

TO 2004 PROXY STATEMENT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

EXECUTIVE LEVEL OVERVIEW

Whirlpool Corporation is the largest global manufacturer of major appliances worldwide with 2003 revenues of $12.2 billion and net earnings of $414 million. The Company’s four reportable segments are based on geography and consist of North America (64% of revenue), Europe (22% of revenue), Latin America (11% of revenue), and Asia (3% of revenue). The Company is the market share leader in North America and Latin America and has significant market presence in Europe, India and China. Whirlpool’s brands and operations worldwide have received well-deserved recognition for accomplishments in a variety of business and social efforts, including energy efficiency leadership, community involvement, support of women’s issues, and excellence in design, to name a few.

The Company’s growth strategy over the past several years has been to introduce innovative new products, continue to expand its global footprint, add or enhance distribution channels and evaluate potential acquisitions which enhance the Company’s innovative global product offering.

The Company monitors country economic factors such as gross domestic product, consumer interest rates, consumer confidence, housing starts, existing home sales and mortgage refinancing as key indicators of industry demand. Management also focuses on country, brand, product and channel market share, average sales values, and profitability when assessing and forecasting financial results. The Company also focuses on total cost productivity, which includes material and conversion costs, as it continues to reduce its total global costs to operate the business and fund future growth.

The Company has, and will continue to evaluate its global operating platform to strengthen Whirlpool’s brand leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers.

Management’s Discussion and Analysis discusses the results of operations, cash flow, financial condition and liquidity, contractual obligations and cash requirements, other matters, critical accounting policies and estimates, new accounting pronouncements, market risk and forward-looking statements.

Included within the results of operations and financial condition and liquidity section is management’s forward-looking perspective. In addition, the Company has included comments regarding regional business unit performance, where appropriate.

RESULTS OF OPERATIONS

The consolidated statements of operations summarize operating results for the last three years. This section of Management’s Discussion and Analysis highlights the main factors affecting changes in the Company’s financial condition and results of operations and should be read along with the Consolidated Financial Statements.

NET SALES

The total number of units sold in 2003 increased 5.6% over 2002. Consolidated net sales increased 10.5% over 2002, which includes a positive impact from currency fluctuations. Excluding currency impact, net sales increased approximately 7%. Excluding currency fluctuations and the acquisitions of Vitromatic (Whirlpool Mexico) and Polar, as described in Note 4 to the Consolidated Financial Statements, the total number of units and dollars sold increased approximately 4% and 5%,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

respectively. Consolidated net sales in 2002 were up approximately 7% over 2001 after excluding the negative currency impact. The tables below provide the breakdown of units and sales by region.

In thousands	2003	Change	2002	Change	2001
Units Sold:
North America	26,146	7.5%	24,324	13.6%	21,404
Europe	11,591	5.1	11,024	2.0	10,803
Latin America	4,269	(2.7)	4,386	(7.4)	4,738
Asia	2,346	2.9	2,279	11.2	2,050
Other/eliminations	(37)	—	(31)	—	(36)

Consolidated	44,315	5.6%	41,982	7.8%	38,959

Millions of dollars	2003	Change	2002	Change	2001
Net Sales:
North America	$7,875	7.8%	$7,306	11.0%	$6,581
Europe	2,691	22.4	2,199	6.9	2,058
Latin America	1,350	6.7	1,266	(14.9)	1,487
Asia	416	6.6	391	4.8	373
Other/eliminations	(156)	—	(146)	—	(156)

Consolidated	$12,176	10.5%	$11,016	6.5%	$10,343

Significant regional trends were as follows:

•	In 2003, North American unit volumes increased 7.5% versus 2002. Volume increases were driven by the full year acquisition impact of Whirlpool Mexico, strong performance in Canada, and volume gains in Whirlpool and KitchenAid brands, partially offset by weaker Kenmore shipments. Excluding the acquisition of Whirlpool Mexico, North American unit volumes increased 5%. The North American net sales increase adjusted for acquisitions and currency impact was slightly greater than growth in unit volumes due to favorable brand mix as well as the introduction of higher sales value innovative products. The Company’s market share in the region was essentially flat, with gains in Whirlpool brands offset by lower Kenmore performance. In 2002, net sales increased slightly less than unit volumes when compared to 2001 due, in part, to the acquisition of Whirlpool Mexico combined with competitive pricing pressures and reduced average sales values.

•	European unit volumes increased 5.1% versus 2002. Excluding the acquisition of Polar, unit volumes increased 4%. Net sales increased 22.4% due primarily to positive currency impact. Excluding currency impact and the Polar acquisition, net sales increased approximately 3%, lagging unit growth due to marketplace pricing pressures. The region experienced improvement in industry volumes as overall economic indicators and consumer confidence edged up in several key markets within the region. European unit volumes increased 2% in 2002 when compared to 2001 and net sales increased by a larger percentage due to the Polar acquisition and currency impact.

•

Appliance unit volumes in Latin America declined 2.7% versus 2002 due primarily to the weak economic environment in the region. Overall demand in Brazil declined by 11% for the year. The region’s sales increased 6.7% and increased approximately 9% excluding currency impact when compared to 2002, mainly the result of price increases necessitated by higher material costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Unit shipments and net sales were 7.4% and 14.9% lower, respectively, in 2002 versus 2001 due in part to a volatile political and economic environment in the region. The significant currency devaluation in Brazil negatively impacted 2002 demand and net sales.

•	Asia’s unit volumes increased 2.9% over 2002, while net sales increased by 6.6%. Excluding currency impact, net sales increased approximately 1%. The region experienced a number of challenges which negatively impacted its performance, including significant pricing pressures in China and India. In 2002, unit sales and net sales increased 11.2% and 4.8% versus 2001, respectively. Product mix and pricing pressures combined to reduce the benefit of higher volumes.

GROSS MARGIN

The consolidated gross margin percentage in 2003 decreased 60 basis points versus 2002 due primarily to higher U.S. pension and medical expenses coupled with reduced Befiex credits, an increase in expense due to the decline of the U.S. dollar and higher material costs in Latin America. The higher expense was partially offset by productivity improvements in North America and Europe and lower restructuring and related expense. The consolidated gross margin percentage declined slightly in 2002 versus 2001 with continued global pricing pressures and lower pension and Befiex credits offsetting productivity improvements. The table below outlines the gross margin percentages by region, excluding the impact of the 2003, 2002 and 2001 restructuring related charges of $7 million, $43 million and $53 million, respectively, from the regional percentages. The Company believes this comparison of gross margin percentages excluding restructuring related charges provides management and shareholders a better understanding of the ongoing performance of the regions. The Company evaluates segment performance based upon each segment’s operating income, which exclude, among others, one-time charges (See Note 17). The restructuring related charges are included in the consolidated percentages in each of the three years presented.

	2003	Change		2002	Change		2001
Gross Margin
North America	22.6%	(1.0)	pts	23.6%	0.1	pts	23.5%
Europe	23.6	1.4		22.2	0.9		21.3
Latin America	19.6	(3.8)		23.4	(2.6)		26.0
Asia	20.7	(3.0)		23.7	(2.5)		26.2

Consolidated(1)	22.6%	(0.6)	pts	23.2%	(0.2)	pts	23.4%

(1)	Restructuring charges included in consolidated, excluded in regions.

Significant regional trends were as follows:

•	North American gross margin decreased 100 basis points compared to 2002 primarily due to increased pension and medical expense partially offset by productivity improvements. The improvement in 2002 versus 2001 was due to productivity improvements partially offset by lower pension credits and increased warranty costs.

•	The European gross margin increased versus 2002 due to an improvement in the product and brand mix and productivity improvements partially offset by pricing pressures. European operations continue to realize savings from ongoing restructuring efforts in Europe. In 2002, the gross margin increased from 2001 levels due to productivity improvements and the benefits from the restructuring efforts.

•	Latin American gross margin declined versus 2002 due to significantly higher material costs, and reduced Befiex credits. The decline was partially offset by higher appliance pricing. Price

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

increases throughout the year helped mitigate the margin erosion but were not enough to offset the increase in materials costs. The 2002 gross margin declined over 2001 due to lower sales levels and higher materials costs.

•	The Asian gross margin declined versus 2002 due to significant pricing pressure across the region and unfavorable product mix. Asian gross margin decreased in 2002 versus 2001 due to unfavorable product mix and pricing pressures.

SELLING, GENERAL AND ADMINISTRATIVE

Consolidated selling, general and administrative expenses in 2003, as a percent of consolidated net sales, remained relatively unchanged versus 2002 and 2001. Higher pension and freight costs in North America were partially offset by cost controls on discretionary spending. The European increase in 2003 was a result of expense reclassification into selling, general and administrative expenses, while Latin America’s improvement was primarily driven by lower bad debt expense in 2003. Asia’s higher selling, general and administrative expenses, as a percent of sales, were due to increased operating reserves. The table below outlines the selling, general and administrative expenses as a percentage of sales by region, excluding the impact of 2003, 2002 and 2001 restructuring related charges of $4 million, $17 million and $9 million, respectively, from the regional amounts. The Company believes this comparison of selling, general and administrative expenses excluding restructuring related charges provides management and shareholders a better understanding of the ongoing performance of the regions. The Company evaluates segment performance based upon each segment’s operating income, which exclude, among others, one-time charges (See Note 17). The restructuring related charges are included in the “Corporate/Other” line.

Millions of dollars	2003	As a % of Sales	2002	As a % of Sales	2001	As a % of Sales
Selling, general & administrative expenses
North America	$970	12.3%	$894	12.2%	$788	12.0%
Europe	510	19.0	407	18.5	386	18.8
Latin America	175	13.0	189	15.0	250	16.8
Asia	79	19.0	70	17.8	74	19.9
Corporate/Other	182	—	176	—	141	—

Consolidated	$1,916	15.7%	$1,736	15.8%	$1,639	15.8%

PRODUCT RECALLS

During 2001, the Company recognized a total of $295 million of pre-tax charges ($181 million after-tax) related to two separate product recalls. These charges were recorded as a separate component of operating profit. During 2002, Whirlpool recognized additional recall related pre-tax charges of approximately $9 million for one of these recalls. Additionally, in 2003, the Company recognized pre-tax charges of $16 million primarily for final expenses related to the 2001 recall of microwave oven hood units. Beyond this, the Company expects that no further liability will be incurred related to these two product recalls. See Note 14 to the Consolidated Financial Statements for a more detailed description of these charges.

RESTRUCTURING AND RELATED CHARGES

Restructuring initiatives resulted in pre-tax restructuring charges of $3 million, $101 million and $150 million in 2003, 2002 and 2001, respectively. These amounts have been identified as a separate

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

component of operating profit. As a result of the Company’s restructuring activity, it also recognized $11 million, $60 million and $62 million, respectively, in pre-tax restructuring related charges during 2003, 2002 and 2001, respectively, which were recorded primarily within cost of products sold. See Note 13 to the Consolidated Financial Statements for a more detailed description of these charges and the Company’s restructuring program.

During the fourth quarter of 2002, the Company recognized the vast majority of remaining charges for the global restructuring plan that was originally announced in December of 2000. The plan, which had a total restructuring and related pre-tax cost of $387 million, is expected to result in more than $200 million in annualized savings once fully implemented. At December 31, 2003, a liability of $45 million remains for actions yet to be completed under the plan. Actions under the plan include the elimination of over 7,500 positions worldwide, of which approximately 6,900 had been eliminated as of December 31, 2003.

OTHER INCOME AND EXPENSE

Interest income and sundry expense, which includes foreign currency gains and losses, improved approximately 24% as compared to 2002. The improvement is largely attributable to lower foreign currency losses as well as lower losses in asset dispositions and a 2002 fire loss within a Mexican facility. Interest income and sundry expense increased slightly in 2002 when compared to 2001, due primarily to lower interest income.

Interest expense decreased $6 million versus 2002, which was $19 million lower than 2001. The decrease was attributable to a lower overall interest rate environment and a decrease in overall borrowings.

INCOME TAXES

The effective income tax rate from continuing operations was 35% in 2003, 39% in 2002, and 46% in 2001. The impact of restructuring and related charges, the write-off of the equity interest and advances to Wellmann, the goodwill impairment and the product recall related charges impacted the effective tax rates in 2002 and 2001. See the income tax rate reconciliation included in Note 15 to the Consolidated Financial Statements for a description of the significant items impacting the consolidated effective income tax rate.

EQUITY IN EARNINGS (LOSS) OF AFFILIATED COMPANIES AND MINORITY INTERESTS

The 2003 results improved $30 million versus 2002. The 2002 results were reduced by a $22 million after-tax impairment charge related to the Company’s minority investments in and advances to Wellmann, a German kitchen cabinet manufacturer. During 2003, the Company’s investment in the equity of Wellmann was sold to Alno, a prominent German kitchen cabinet manufacturer. The sale did not have a material impact to the Company’s financial position or results of operations. The 2002 results were also impacted by a $4 million charge incurred related to a minority interest in an Asian entity.

EARNINGS FROM CONTINUING OPERATIONS

Earnings from continuing operations were $414 million in 2003 versus $262 million and $34 million in 2002 and 2001, respectively. The significant increase in 2003 relates primarily to approximately $147 million of higher restructuring and related charges in 2002, the full year impact of acquisitions,

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

strong volume growth, productivity improvements and an equity investment write-off, partially offset by an increase in expense due to the decline of the U.S. dollar. The significant increase in 2002 versus 2001 is due primarily to the product recall and restructuring expenses recognized in 2001.

Millions of dollars, except per share data	2003	2002	2001
Earnings from continuing operations	$414	$262	$34
Diluted earnings per share from continuing operations	5.91	3.78	0.50
Net earnings (loss)	414	(394)	21
Diluted net earnings (loss) per share	$5.91	$(5.68)	$0.31

DISCONTINUED OPERATIONS

As a result of the United Airlines bankruptcy filing in December 2002, the Company wrote off its related investment in leveraged aircraft leases during the fourth quarter of 2002. The write-off resulted in a non-cash charge to discontinued operations of approximately $68 million, or $43 million after-tax. These leveraged lease assets were part of the Company’s previously discontinued finance company, Whirlpool Financial Corporation.

During the second quarter of 2001, the Company wrote off an investment in a securitized aircraft portfolio that was also owned by Whirlpool Financial Corporation. The write-off, due primarily to the softening aircraft leasing industry, resulted in a loss from discontinued operations of $35 million, or $21 million after-tax.

Although most of its assets have been divested, Whirlpool Financial Corporation remains a legal entity with assets consisting primarily of a leveraged lease portfolio. The portfolio includes an investment in aircraft leveraged leases and is affected by the economic conditions of the aviation industry. As of December 31, 2003 and 2002, the portfolio totaled $42 million and $43 million, respectively, net of related reserves. See Note 5 to the Consolidated Financial Statements. The Company continues to monitor its arrangements with the lessees and the value of the underlying assets.

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLE

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As a result of this adoption, the Company recorded a non-cash after-tax charge of $613 million in 2002.

The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, on January 1, 2001. The adoption of Statement No. 133 resulted in $8 million of income, net of tax, in the Company’s statement of operations and a $11 million decrease, net of tax, in stockholders’ equity in 2001.

See Notes 1 and 3 to the Consolidated Financial Statements for a more detailed description of these changes in accounting principles.

FORWARD-LOOKING PERSPECTIVE

Whirlpool enters 2004 with positive industry and economic momentum in North America and Europe, the Company’s two largest segments. The Company expects gradually improving economic conditions in these regions throughout the year. The Company anticipates that the North America and Europe regions will drive the majority of Whirlpool’s net earnings increase during 2004. Despite projected

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

increases in steel prices and raw materials, the Company’s efforts to improve total cost productivity are expected to offset the negative swings in the total manufacturing cost of its products. The Company is forecasting a 2% increase in industry demand in North America during 2004 and 3% in Europe.

Weak economic conditions in Latin America, higher material costs and unfavorable currency resulted in lower overall operating profit for its third largest segment during 2003. The Company expects gradual improvement in the economic environment during 2004 and is forecasting a 5% to 10% increase in overall demand. Higher material costs are expected to continue and will not be completely offset by productivity improvements. As a result, the Company will continue to raise prices on selected products. Finally, Whirlpool expects a gradual devaluation of the Brazilian real during the course of the year.

The Company expects to drive both growth and operating profit margin expansion in Asia, its smallest segment, during 2004. First, the Company will continue to expand its China procurement and technology base. This is a growing and important part of Whirlpool’s global operating platform. The Company will continue to expand its China domestic sales and increase finished goods exported to its global sales networks. The Company is revising its trade management strategy in India, a key market within the Asia region, which will allow the Company to improve the speed, flexibility and overall efficiency within its sales and distribution processes. This change in strategy will enable the Company to launch new product introductions more frequently and faster to the market as trade terms are reduced from 60 to 90 days, to 20 to 30 days. This initiative will be launched in the first quarter of 2004 and will be completed sometime in the second quarter of 2004. The Company expects this initiative will result in reduced volumes over the first half of 2004. The ongoing benefits of this program, including improved gross margins and cash flow, are expected to be realized starting in the latter part of the second quarter.

In December 1996, Multibras and Empresa Brasileira de Compressores S.A. (Embraco), Brazilian subsidiaries, were granted additional export incentives in connection with the Brazilian government’s export incentive program (Befiex). These incentives allowed the use of credits as an offset against current Brazilian federal excise tax on domestic sales. The Company recognized credits of $5 million in 2003, $42 million in 2002 and $53 million in 2001 as a reduction of current excise taxes payable and therefore, an increase in net sales. The Company’s remaining credits are approximately $200 million at December 31, 2003. However, we do not expect to recognize additional Befiex credits until the calculation of the credit, which is currently under review, is confirmed by the Brazilian courts.

CASH FLOWS

The statements of cash flows reflect the changes in cash and equivalents for the last three years by classifying transactions into three major categories: operating, investing and financing activities.

OPERATING ACTIVITIES

Whirlpool’s main source of cash flow is from operating activities consisting of net earnings adjusted for changes in operating assets and liabilities such as receivables, inventories and payables and for non-cash operating items, such as depreciation.

The Company’s 2003 cash provided by operating activities benefited from higher earnings, primarily within our European and North American business segments as well as continued improvement in working capital management. Cash flow was negatively impacted by a voluntary after-tax pension contribution of $97 million to the Company’s U.S. pension plans. In comparison, after-tax U.S. pension contributions made during 2002 and 2001 were $5 million and $7 million, respectively. The 2003

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

results were also negatively impacted by restructuring spending, primarily related to 2002 projects, as well as the timing of promotional payments. Combined, these negative 2003 cash outflows were essentially offset by the absence of $239 million in product recall spending which occurred during 2002. Cash provided by operating activities was also negatively impacted in 2002 by a one-time tax payment of $86 million on a cross-currency interest rate swap gain, which occurred during 2001. The decrease in 2002 versus 2001 relates primarily to the $239 million in product recall payments made during the year and to changes in deferred and current taxes.

INVESTING ACTIVITIES

The principal recurring investing activities are capital expenditures, which were $423 million, $430 million and $378 million in 2003, 2002 and 2001, respectively. Capital expenditures are incurred to support distinctive and innovative solutions for consumers which lead to new revenue growth. Expenditures are also made to support the Company’s global operating platform footprint moves to lower cost locations as well as replacement, regulatory and infrastructure changes.

During 2003, Whirlpool entered into separate sale-leaseback transactions whereby the Company sold and leased back four of its owned properties. Proceeds related to the sale-leaseback transactions, net of related fees, were approximately $65 million.

On November 18, 2002, the Company acquired the remaining 20% interest in Whirlpool Narcissus Shanghai Company Limited (“Narcissus”) for $9 million. Subsequent to the purchase, Narcissus was renamed Whirlpool Home Appliance (Shanghai) Co. Ltd. In accordance with the purchase agreement, 40% of the purchase price was paid during 2002, 40% was paid during 2003 and the remaining 20% will be paid in 2004.

On July 3, 2002, Whirlpool acquired the remaining 51% ownership in Vitromatic S.A. de C.V. (Whirlpool Mexico), an appliance manufacturer and distributor in Mexico. The aggregate purchase price was $151 million in cash plus assumption of outstanding debt at the time of acquisition, which totaled $143 million.

On June 5, 2002, the Company acquired 95% of the shares of Polar S.A. (Polar), a leading major home appliance manufacturer in Poland. The aggregate purchase price was $27 million in cash plus outstanding debt at the time of acquisition, which totaled $19 million. During 2003, Whirlpool acquired the remaining 5% of the shares of Polar.

On October 5, 2001, the Company closed its position in a portfolio of cross currency interest rate swaps resulting in the receipt of $209 million.

FINANCING ACTIVITIES

Total repayments of short-term and long-term debt, net of new borrowings, were $208 million, $236 million and $579 million in 2003, 2002 and 2001, respectively.

During March 2003, the Company redeemed its $200 million 9% Debentures using short-term notes payable.

In July 2001, Whirlpool issued 300 million Euro denominated 5.875% Notes, due 2006. The proceeds were used for general corporate purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Dividends paid to stockholders totaled $94 million, $91 million and $113 million in 2003, 2002 and 2001. The large payment in 2001 was affected by the timing of funding for the fourth quarter 2000 dividend, which was paid on January 2, 2001.

Under its stock repurchase program, Whirlpool purchased approximately 1 million shares ($65 million) in 2003, 0.7 million shares ($46 million) in 2002 and 0.7 million shares ($43 million) in 2001. See Other Matters for stock repurchases subsequent to December 31, 2003 and Note 11 to the Consolidated Financial Statements for additional detail on the Company’s stock repurchase program.

The Company also redeemed $33 million and $25 million in 2003 and 2002, respectively, in preferred stock of its discontinued finance company, Whirlpool Financial Corporation. See Note 8 to the Consolidated Financial Statements for additional detail on the Whirlpool Financial Corporation preferred stock.

Whirlpool received proceeds of $65 million in 2003, $80 million in 2002 and $81 million in 2001 related to the exercise of Company stock options. The Company’s stock option program is discussed in Notes 1 and 12 to the Consolidated Financial Statements.

FINANCIAL CONDITION AND LIQUIDITY

The Company’s objective is to finance its business through the appropriate mix of long-term and short-term debt. By diversifying its maturity structure, the Company avoids concentrations of debt, reducing liquidity risk. Whirlpool has varying needs for short-term working capital financing as a result of the nature of its business. The volume and timing of refrigeration and air conditioning production impact the Company’s cash flows and consists of increased production in the first half of the year to meet increased demand in the summer months. The Company finances its working capital fluctuations primarily through the commercial paper markets in the U.S., Europe and Canada, which are supported by committed bank lines. In addition, outside the U.S., short-term funding is also provided by bank borrowings on uncommitted lines. The Company has access to long-term funding in the U.S., European and other public bond markets.

The Company’s financial position remains strong. At December 31, 2003, Whirlpool’s total assets were $7.4 billion versus $6.6 billion at December 31, 2002. Stockholders’ equity increased from $0.7 billion at the end of 2002 to $1.3 billion at the end of 2003. The increase in equity is primarily attributed to net earnings retention, a $118 million increase in equity to reduce the U.S. defined benefit pension plans’ minimum liability and $129 million increase in equity through foreign currency translation adjustments.

The Company’s overall debt levels have declined approximately $110 million. Cash flows from operations have been used to reduce the Company’s indebtedness.

In May 2003, Whirlpool renewed its existing $400 million committed 364 day credit facility for another 364 days. The Company also has a $800 million committed credit facility that was entered into on June 1, 2001 and matures in 2006. These committed facilities support commercial paper programs and other operating needs. There were no borrowings under these facilities during 2003 or 2002. Whirlpool was in full compliance with its bank covenants throughout both 2003 and 2002. None of the Company’s material debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

OFF-BALANCE SHEET ARRANGEMENTS

The Company guarantees the indebtedness of Wellmann, a former European affiliate, and certain trade related obligations of customers of Wellmann and a Brazilian subsidiary as discussed in Note 9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

to the Consolidated Financial Statements. As of December 31, 2003 and December 31, 2002, the Company had approximately $18 million and $30 million, respectively, of guarantees outstanding for the bills of exchange related to Wellmann, which expired in January and February 2004. The Company will continue to provide guarantees of certain trade related obligations of customers of Wellmann, however, the amounts are expected to be de minimus. Whirlpool does not expect these guarantees to have a material effect on its financial condition or liquidity.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes the Company’s expected cash outflows resulting from financial contracts and commitments.

	Payments due by period
Millions of dollars	Total	2004	2005 & 2006	2007 & 2008	Thereafter
Debt obligations	$1,153	$19	$386	$136	$612
Operating lease obligations	266	68	108	65	25
Purchase obligations	187	34	84	61	8
Long-term liabilities(1)	71	71	—	—	—

Total	$1,677	$192	$578	$262	$645

(1)	The amounts in long-term liabilities include the Company’s expected 2004 minimum pension funding requirements and expected benefits payments to the unfunded pension and postretirement health care benefit plans. Required contributions for future years depend on certain factors that cannot be determined at this time.

The goal of the Company’s global operating platform is to strengthen Whirlpool’s brand leadership position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers. The Company intends to make additional investments to strengthen its competitiveness and brand leadership position in fiscal 2004. Capital spending is expected to increase to approximately $500 million in 2004 in support of the Company’s investment in innovative product technologies and its global operating platform initiatives.

In December 2003, Whirlpool Corporation’s Board of Directors announced a first quarter 2004 dividend of 43 cents per share, a 26% increase from the fourth quarter 2003 dividend of 34 cents per share. The dividend is payable on March 15, 2004, to holders of record at the close of business on February 27, 2004. If continued, the dividend will increase the Company’s annual dividend payments by approximately $24 million to $118 million.

The Company believes that its capital resources and liquidity position at December 31, 2003 coupled with its planned cash flow generated from operations in 2004 are adequate to support higher capital spending, a higher dividend payment and meet anticipated business needs to fund future growth opportunities. Currently, the Company has access to capital markets in the U.S. and internationally.

The Company expects to generate approximately $300 million of free cash flow during 2004 (defined as cash provided by operating activities plus proceeds from asset disposals less capital spending and dividends). Management intends to use these funds to reduce debt, repurchase stock and fund additional business opportunities as they become available.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

OTHER MATTERS

Pursuant to the Company’s stock repurchase program authorized by the Board of Directors, the Company repurchased a combined total 1 million shares of Whirlpool common stock in the open market subsequent to December 31, 2003, at an aggregate purchase price of $75 million.

While lower discount rates increased Whirlpool’s pension obligations during 2003, improvement in equity market performance during the year significantly increased the value of pension fund assets. Whirlpool also contributed approximately $103 million after-tax to the pension plans during 2003, of which $97 million was voluntary. As a result of these actions, the unfunded obligation declined, and the Company reduced its minimum pension liability equity charge by $118 million, after-tax, to $38 million during 2003. At December 31, 2003, the Company’s defined benefit pension plans still remain underfunded on a combined basis.

The Company recognized consolidated pre-tax pension cost (credits) of $78 million, $(37) million and $(70) million in 2003, 2002 and 2001, respectively. The Company currently expects that U.S. pension cost for 2004 will be approximately $60 million based upon an expected return on assets assumption of 8.75% and a lower discount rate of 6.00%. The $60 million compares to pension cost of $63 million in 2003. Consolidated pension cost in 2004 is anticipated to be approximately $72 million compared to $78 million in 2003.

The discount rate and expected return on asset assumptions used in determining the Company’s U.S. pension benefit obligations and costs are as follows:

	Discount rate	Expected return on assets
Benefit obligation—December 31
2003	6.00%	N/A
2002	6.75%	N/A

Pension cost
2004	6.00%	8.75%
2003	6.75%	8.75%
2002	7.50%	10.00%

The Company’s expected return on assets assumption of 8.75% is based on historical market returns between 1926 and 2003 applied to its target allocation of plan assets. The annualized discount rate approximates Moody’s Aa corporate bond rate at the measurement date. The Company uses a measurement date of December 31.

In addition, the Company sponsors plans to provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The postretirement health care plans are generally contributory with participants’ contributions adjusted annually and include cost-sharing provisions that limit the Company’s exposure for recent and future retirees. The plans are unfunded.

In June 2003, the Company announced a modification to its U.S. retiree health care plans that affects future retirees The new plan is based on a Retiree Healthcare Savings Account (RHSA), where notional accounts will be established for most active U.S. paid employees. The notional account reflects each year of service beginning at age 40 and is designed to provide employees who retire after December 31, 2003 from Whirlpool with notional funds to apply towards health care premiums. In

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

June 2003, the Company recorded a one-time curtailment gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. The Company provides no significant postretirement medical benefits to non-U.S. employees.

On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act (the Act) into law. This law introduced a prescription drug benefit program under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In general, accounting rules require that the changes in relevant laws and government benefit programs be considered in measuring postretirement benefit costs and the Accumulated Postretirement Benefit Obligation (APBO). However, certain accounting issues raised by the Act—in particular, how to account for the federal subsidy—are not explicitly addressed by FASB Statement 106. In addition, significant uncertainties exist for a plan sponsor both as to the direct effects of the Act and its ancillary effects on plan participants’ behavior and health care costs. The FASB issued FASB Staff Position (FSP) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, (FSP 106-1) that allows sponsors to elect to defer recognition of the effects of the Act until guidance is issued by the FASB. In accordance with FSP 106-1, the Company has elected to defer recognition of the effects of the Act. Accordingly, any measures of the APBO or net periodic postretirement benefit cost in the financial statements or the accompanying footnotes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

In September 2003, the Company completed the sale of Wellmann to Alno, a prominent German kitchen cabinet manufacturer. Previously, the Company held a 49.5% ownership interest in Wellmann, and in connection with the sale, the Company obtained a 10% interest in Alno. The sale did not have a material impact to the Company’s financial position or results of operations. The Company analyzed the provisions of FIN 46, “Consolidation of Variable Interest Entities”, with respect to its 10% interest in Alno and determined that Alno did not meet the definition of a variable interest entity under FIN 46.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. The original amount in dispute was approximately $25 million. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court has dismissed the counterclaim and a discretionary appeal of this dismissal has been requested. A final decision in the collection action is not expected for several years. The Company plans to continue to aggressively defend this matter, and at this point cannot reasonably estimate a possible range of loss.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management has evaluated the accounting policies used in the preparation of the accompanying Consolidated Financial Statements and related notes and believes those policies to be reasonable and appropriate. The Company’s accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain of these accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company’s critical accounting policies include the following:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment with the Company. The determination of the Company’s obligation and expense for these costs requires the use of certain assumptions. Those assumptions are included in Note 16 to the Consolidated Financial Statements and include, among others, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on stock and bond market returns, interest rates on high quality bonds and medical cost inflation, respectively. As permitted by generally accepted accounting principles, actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and therefore, generally affect its recognized expense and accrued liability in such future periods. While the Company believes that its assumptions are appropriate given current economic conditions and its actual experience, significant differences in results or significant changes in the Company’s assumptions may materially affect its pension and other postretirement obligations and related future expense. As required by FAS 87, FAS 132 and FAS 106, Whirlpool’s pension and other postretirement benefit obligations as of December 31, 2003 and preliminary retirement benefit costs for the 2004 fiscal year were prepared using the assumptions that are determined as of December 31, 2003. The following table highlights the sensitivity of Whirlpool’s December 31, 2003 retirement obligations and 2004 retirement benefit costs of its U.S. plans to changes in the key assumptions used to determine those results:

Change in assumption	Estimated increase (decrease) in 2004 Pension Cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2003	Estimated increase (decrease) in 2004 Other Postretirement Benefits cost	Estimated increase (decrease) in Accumulated Postretirement Benefit Obligation for the year ended December 31, 2003
Millions of dollars
25 bps increase in discount rate	$(2.1)	$(48.4)	$(1.5)	$(19.1)

25 bps decrease in discount rate	$2.0	$49.9	$1.5	$19.7

25 bps increase in long-term return on assets	$(4.5)	N/A	N/A	N/A

25 bps decrease in long-term return on assets	$4.5	N/A	N/A	N/A

50 bps increase in discount rate	$(4.7)	$(95.5)	$(2.9)	$(37.7)

50 bps decrease in discount rate	$7.4	$101.1	$2.9	$40.0

50 bps increase in long-term return on assets	$(9.0)	N/A	N/A	N/A

50 bps decrease in long-term return on assets	$9.0	N/A	N/A	N/A

The analysis is an estimate only. These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results.

Income Taxes

As part of the process of preparing its Consolidated Financial Statements, the Company estimates its income taxes in each of the taxing jurisdictions in which its operates. This process involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” These differences may result in deferred tax assets and liabilities, which are included

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

in the Company’s consolidated balance sheets. The Company is required to assess the likelihood that its deferred tax assets, which include net operating loss carryforwards and temporary differences that are expected to be deductible in future years, will be recoverable. If recovery is not likely, the Company provides a valuation allowance based on its estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income was lower than expected or if tax-planning strategies were not available as anticipated, the Company may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax asset would increase income in the period such determination is made. As of December 31, 2003, the Company had total deferred tax assets of $703 million, net of valuation allowances of $51 million (see Note 15 to the Consolidated Financial Statements). The Company’s effective tax rate has ranged from 35% to 46% over the past five years and has been influenced by restructuring and recall activity, tax planning strategies, and enacted legislation. A 1% increase in the Company’s effective tax rate would decrease earnings by approximately $6.5 million based on 2003 earnings. Future change in the effective tax rate is subject to several factors including enacted laws, tax planning strategies, and business profitability.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In the opinion of management, adequate provisions for income taxes have been made for all years.

Product Recall

The establishment of a liability for product recall expenses is occasionally required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units impacted by the recall, is the most significant factor in estimating the total cost of each recall. This rate is impacted by several factors, including the type of product, the year manufactured, age of the product sold and current and past experience factors. Significant differences between the Company’s assumptions and its actual experience or significant changes in its assumptions could have a material impact on the Company’s product recall reserves.

Befiex Credits

As discussed above, the Company’s Brazilian subsidiaries have been recognizing benefits under the Brazilian government’s export incentive program (Befiex) as an offset against current Brazilian federal excise tax on domestic sales. Since the initial granting of these credits in 1996, it has been the Company’s policy to recognize these credits as they have been monetized. There have, however, been ongoing legal proceedings relating to this program and it is presently under review within the Brazilian court system. The Company has chosen not to recognize any of the remaining credits of $200 million under the program until the Brazilian courts have confirmed the method used to calculate those remaining credits.

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflect management’s best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

events and circumstances could materially change the Company’s estimates and require adjustments to the warranty obligation. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. See Note 9 to the Consolidated Financial Statements for a summary of the activity in the Company’s product warranty accounts for 2003 and 2002.

NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (Interpretation or FIN 46) as amended, December 2003. The Interpretation requires consolidation, beginning December 31, 2003, of entities in which the Company absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are consolidated when the Company has a controlling financial interest, typically through ownership of a majority voting interest in an entity. The adoption of FIN 46 did not materially impact the Company’s financial position or results of operations.

In December 2003, the FASB issued revised Statement No. 132 (SFAS 132), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revised SFAS 132 requires additional disclosures about the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods (see Note 16 to the Consolidated Financial Statements). This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The adoption of the revised SFAS 132 did not impact the Company’s financial position or results of operations.

MARKET RISK

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect the Company’s operating results and overall financial condition. Whirlpool manages its exposure to these market risks through its operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are entered into with a diversified group of investment grade counterparties to reduce its exposure to nonperformance on such instruments. The Company’s sensitivity analysis reflects the effects of changes in market risk but does not factor in potential business risks of the counterparties or appropriate use of instruments.

Whirlpool uses foreign currency forward contracts and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to its ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2003, a 10% unfavorable exchange rate movement in each currency in the Company’s portfolio of foreign currency forward contracts would have resulted in an incremental unrealized loss of approximately $121 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $111 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the remeasurement of the underlying exposures.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—(Continued)

The Company enters into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2003, a 10% unfavorable shift in commodity prices would have resulted in an incremental loss of approximately $4 million, while a 10% favorable shift would have resulted in an incremental gain of approximately $4 million.

Whirlpool utilizes interest rate swaps to hedge the Company’s interest rate risk. As of December 31, 2003, 10% shift in interest rates would have resulted in approximately an incremental $0.5 million gain or loss related to these contracts.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management’s Discussion and Analysis and other sections of this report may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance.

Certain statements contained in this Financial Supplement, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. The Company’s forward-looking statements generally relate to its growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Many factors could cause actual results to differ materially from the Company’s forward-looking statements. Among these factors are: (1) competitive pressure to reduce prices; (2) the ability to gain or maintain market share in intensely competitive global markets; (3) the success of the Company’s global strategy to develop brand differentiation and brand loyalty; (4) the ability to control operating and selling costs and to maintain profit margins during industry downturns; (5) the success of the Latin American business operating in challenging and volatile environments; (6) continuation of the Company’s strong relationship with Sears, Roebuck and Co. in North America, which accounted for approximately 18% of consolidated net sales of $12 billion in 2003; (7) currency exchange rate fluctuations; (8) social, economic, and political volatility in developing markets; (9) continuing uncertainty in the North American, Latin American, Asian and European economies; (10) changes in North America’s consumer preferences regarding how appliances are purchased; (11) the effectiveness of the series of restructuring actions the Company has announced and/or completed through 2003; (12) the threat of terrorist activities or the impact of war; (13) U.S. interest rates; (14) new Asian competitors; and (15) changes to the obligations as presented in the contractual obligations table.

The Company undertakes no obligation to update every forward-looking statement, and investors are advised to review disclosures in the Company’s filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31

(Millions of dollars, except per share data)

	2003	2002	2001
Net sales	$12,176	$11,016	$10,343
Expenses
Cost of products sold	9,407	8,464	7,925
Selling, general and administrative	1,916	1,736	1,639
Intangible amortization	4	14	28
Product recall costs	16	9	295
Restructuring costs	3	101	150

Operating profit	830	692	306
Other income (expense)
Interest and sundry income (expense)	(41)	(54)	(51)
Interest expense	(137)	(143)	(162)

Earnings From Continuing Operations Before Income Taxes and Other Items	652	495	93
Income taxes	228	193	43

Earnings From Continuing Operations Before Equity Earnings and Minority Interests	424	302	50
Equity in loss of affiliated companies	—	(27)	(4)
Minority interests	(10)	(13)	(12)

Earnings From Continuing Operations	414	262	34
Discontinued operations, net of tax	—	(43)	(21)
Cumulative effect of change in accounting principle, net of tax	—	(613)	8

Net Earnings (loss)	$414	$(394)	$21

Per share of common stock
Basic earnings from continuing operations	$6.03	$3.86	$0.51
Discontinued operations, net of tax	—	(0.62)	(0.32)
Cumulative effect of change in accounting principle, net of tax	—	(9.03)	0.12

Basic net earnings (loss)	$6.03	$(5.79)	$0.31

Diluted earnings from continuing operations	$5.91	$3.78	$0.50
Discontinued operations, net of tax	—	(0.62)	(0.31)
Cumulative effect of change in accounting principle, net of tax	—	(8.84)	0.12

Diluted net earnings (loss)	$5.91	$(5.68)	$0.31

Dividends	$1.36	$1.36	$1.36
Weighted-average shares outstanding: (millions)
Basic	68.7	67.9	66.7
Diluted	70.1	69.3	68.0

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	December 31
	2003	2002
ASSETS
Current Assets
Cash and equivalents	$249	$192
Trade receivables, less allowances (2003: $113; 2002: $94)	1,913	1,781
Inventories	1,340	1,089
Prepaid expenses	62	64
Deferred income taxes	129	83
Other current assets	172	118

Total Current Assets	3,865	3,327

Other Assets
Investment in affiliated companies	11	7
Goodwill, net	165	161
Other intangibles, net	85	187
Deferred income taxes	268	437
Prepaid pension costs	357	43
Other assets	154	131

	1,040	966
Property, Plant and Equipment
Land	84	87
Buildings	1,004	954
Machinery and equipment	5,391	4,793
Accumulated depreciation	(4,023)	(3,496)

	2,456	2,338

Total Assets	$7,361	$6,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$260	$221
Accounts payable	1,944	1,631
Employee compensation	303	273
Deferred income taxes	48	100
Accrued expenses	701	664
Restructuring costs	45	122
Other current liabilities	269	283
Current maturities of long-term debt	19	211

Total Current Liabilities	3,589	3,505

Other Liabilities
Deferred income taxes	236	117
Pension benefits	298	358
Postemployment benefits	489	487
Product warranty	53	57
Other liabilities	198	198
Long-term debt	1,134	1,092

	2,408	2,309

Minority Interests	63	78

Stockholders’ Equity
Common stock, $1 par value:	88	87
Authorized—250 million shares
Issued—89 million shares (2003); 87 million shares (2002)
Outstanding—69 million shares (2003); 68 million shares (2002)
Paid-in capital	659	582
Retained earnings	2,276	1,985
Accumulated other comprehensive income (loss)	(757)	(999)
Treasury stock—20 million shares (2003); 19 million shares (2002)	(965)	(916)

Total Stockholders’ Equity	1,301	739

Total Liabilities and Stockholders’ Equity	$7,361	$6,631

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2003	2002	2001
Operating Activities
Net earnings (loss)	$414	$(394)	$21
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of a change in accounting principle	—	613	(8)
Equity in losses of affiliated companies, less dividends received	—	27	4
Loss on disposition of assets	6	5	2
Loss on discontinued operations	—	43	21
Depreciation and amortization	427	405	396
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	4	(67)	116
Inventories	(127)	101	(26)
Accounts payable	163	63	230
Product recalls	6	(239)	239
Restructuring charges, net of cash paid	(89)	33	74
Taxes deferred and payable, net	55	157	(129)
Tax paid on cross currency interest rate swap gain	—	(86)	—
Accrued pension	(109)	(37)	(84)
Other—net	(6)	161	137

Cash Provided By Operating Activities	$744	$785	$993

Investing Activities
Capital expenditures	$(423)	$(430)	$(378)
Proceeds from sale of assets	75	27	31
Proceeds of cross-currency interest rate swaps	—	—	209
Acquisitions of businesses, less cash acquired	(4)	(179)	—

Cash Used for Investing Activities	$(352)	$(582)	$(138)

Financing Activities
Net proceeds of short-term borrowings	$7	$(165)	$(790)
Proceeds of long-term debt	6	6	301
Repayments of long-term debt	(221)	(77)	(90)
Dividends paid	(94)	(91)	(113)
Purchase of treasury stock	(65)	(46)	(43)
Redemption of WFC preferred stock	(33)	(25)	—
Common stock issued under stock plans	65	80	81
Other	(10)	(5)	1

Cash Used for Financing Activities	$(345)	$(323)	$(653)

Effect of Exchange Rate Changes on Cash and Equivalents	$10	$(4)	$—

Increase (Decrease) in Cash and Equivalents	$57	$(124)	$202
Cash and Equivalents at Beginning of Year	192	316	114

Cash and Equivalents at End of Year	$249	$192	$316

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Common Stock	Treasury Stock/ Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balances, December 31, 2000	$84	$(444)	$(495)	$2,539	$1,684
Comprehensive loss
Net earnings	—	—	—	21	21
Cumulative effect of change in accounting principle, net of tax of $9	—	—	(11)	—	(11)
Unrealized loss on derivative instruments	—	—	(6)	—	(6)
Minimum pension liability adjustment, net of tax of $4	—	—	(7)	—	(7)
Foreign currency items, net of tax of $3	—	—	(178)	—	(178)

Comprehensive loss					(181)

Common stock repurchased	—	(43)	—	—	(43)
Common stock issued	2	86	—	—	88
Dividends declared on common stock	—	—	—	(90)	(90)

Balances, December 31, 2001	$86	$(401)	$(697)	$2,470	$1,458

Comprehensive loss
Net loss	—	—	—	(394)	(394)
Unrealized loss on derivative instruments	—	—	(3)	—	(3)
Minimum pension liability adjustment, net of tax of $100	—	—	(151)	—	(151)
Foreign currency items, net of tax of $0	—	—	(148)	—	(148)

Comprehensive loss					(696)

Common stock repurchased, net of reissuances	—	(35)	—	—	(35)
Common stock issued	1	102	—	—	103
Dividends declared on common stock	—	—	—	(91)	(91)

Balances, December 31, 2002	$87	$(334)	$(999)	$1,985	$739

Comprehensive income
Net earnings	—	—	—	414	414
Unrealized loss on derivative instruments	—	—	(5)	—	(5)
Minimum pension liability adjustment, net of tax of $75	—	—	118	—	118
Foreign currency items, net of tax of $5	—	—	129	—	129

Comprehensive income					656

Common stock repurchased, net of reissuances	—	(49)	—	—	(49)
Common stock issued	1	77	—	—	78
Dividends declared on common stock	—	—	—	(123)	(123)

Balances, December 31, 2003	$88	$(306)	$(757)	$2,276	$1,301

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Nature of Operations

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. The Company manufactures in 13 countries under 9 major brand names and markets products to distributors and retailers in more than 170 countries.

Principles of Consolidation

The Consolidated Financial Statements include all majority-owned subsidiaries. An investment consisting of a direct voting interest of 40% in an affiliated Company, principally engaged in the sale of major home appliances, is accounted for by the equity method. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms, which generally designate a transfer of title to the customer as soon as the product is shipped. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

Freight-out and warehousing costs included in selling, general and administrative expenses in the statements of operations were $576 million, $520 million and $497 million in 2003, 2002 and 2001, respectively.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (FIFO) cost, except U.S. production inventories, which are stated at last-in, first-out (LIFO) cost and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Useful lives for buildings range from 25 to 40 years and machinery and equipment range from 3 to 10 years. Assets recorded under capital leases are included in property, plant and equipment.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $325 million, $282 million and $231 million in 2003, 2002 and 2001, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred. Such costs were $170 million, $176 million and $177 million in 2003, 2002 and 2001, respectively.

Foreign Currency Translation

The functional currency for the Company’s international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries utilize the U.S. dollar as the functional currency.

Derivative Financial Instruments

The Company recognizes all of its derivative instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Changes in the fair value of hedge assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that are designated and qualify as hedging instruments, the Company must further designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation.

Cash flow hedges are hedges that use derivatives to offset the variability of expected future cash flows. The effective portion of the unrealized gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument, if any, is recognized in other income (expense) in current earnings during the period of change.

Fair value hedges are hedges that eliminate the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The gain or loss on a derivative instrument designated as a fair value hedge and the offsetting loss or gain on the hedged item are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values.

Net investment hedge designation refers to the use of derivative contracts or cash instruments to hedge the foreign currency exposure of a net investment in a foreign operation. For those derivatives that qualify as net investment hedges, the effective portion of any unrealized gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment. Any ineffective portion of net investment hedges is recognized in other income (expense) in current earnings during the period of change.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in other income (expense) in current earnings during the period of change.

Stock-Based Employee Compensation

Stock option and incentive plans are accounted for under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” but has not adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. Had the Company elected to adopt the recognition provisions of SFAS No. 123, pro-forma net earnings (loss) and diluted net earnings (loss) per share would be as follows:

Year ended December 31—Millions of dollars, except per share data	2003	2002	2001
Compensation cost included in earnings as reported (net of tax benefits)	$13	$12	$16
Pro-forma total fair value compensation cost (net of tax benefits)	$25	$25	$29

Net earnings (loss)
As reported	$414	$(394)	$21
Pro-forma	402	(407)	8

Basic net earnings (loss) per share
As reported	$6.03	$(5.79)	$0.31
Pro-forma	5.86	(5.99)	0.12

Diluted net earnings (loss) per share
As reported	$5.91	$(5.68)	$0.31
Pro-forma	5.74	(5.87)	0.12

Net Earnings Per Common Share (in thousands)

Diluted net earnings per share of common stock includes the dilutive effect of stock options and stock based compensation plans. For the years ended December 31, 2003, 2002 and 2001, a total of 1,803 options, 1,885 options, and 619 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Reclassifications

Certain reclassifications have been made to prior year data to conform to the current year presentation which had no effect on net income reported for any period.

(2) NEW ACCOUNTING STANDARDS

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (Interpretation or FIN 46). The Interpretation requires consolidation, beginning December 31, 2003, of entities in which the Company absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Previously, entities were consolidated when the Company had a controlling financial interest, typically through ownership of a majority voting interest in an entity. The adoption of FIN 46 did not materially impact the Company’s financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2003, the FASB issued revised Statement No. 132 (SFAS 132), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revised SFAS 132 requires additional disclosures about the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The adoption of the revised SFAS 132 did not impact the Company’s financial position or results of operations.

(3) GOODWILL AND OTHER INTANGIBLES

Goodwill

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets,” and recorded a non-cash after-tax charge of $613 million, or $8.84 per diluted share, as a cumulative effect of a change in accounting principle. An additional impairment of $9 million, after-tax, was recognized as a charge to operations during the fourth quarter of 2002 relating to goodwill associated with an acquisition in Asia (see Note 4).

Under SFAS 142, goodwill is no longer amortized but is subject to an annual impairment analysis. The following table provides comparative net earnings (loss) and net earnings (loss) per share had the non-amortization provisions of SFAS No. 142 been adopted for all periods presented:

Millions of dollars, except per share data	2003	2002	2001
Reported net earnings (loss)	$414	$(394)	$21
Goodwill amortization	—	—	27

Adjusted net earnings (loss)	$414	$(394)	$48

Basic earnings per share
Reported net earnings (loss)	$6.03	$(5.79)	$.31
Goodwill amortization	—	—	.40

Adjusted net earnings (loss)	$6.03	$(5.79)	$.71

Diluted earnings per share
Reported net earnings (loss)	$5.91	$(5.68)	$.31
Goodwill amortization	—	—	.40

Adjusted net earnings (loss)	$5.91	$(5.68)	$.71

The following table summarizes the changes in the carrying amount of goodwill for the year ended December 31, 2003:

Reporting Unit—Millions of dollars	Beginning of Year	Other	End of Year
North America	$157	$4	$161
Latin America	4	—	4

Total	$161	$4	$165

The $4 million increase in the carrying value of North America goodwill is related to the effects of currency translation for its Canadian subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Intangible Assets

Other intangibles are comprised of the following:

December 31—Millions of dollars	2003	2002
Trademarks (indefinite-lived)	$51	$49
Patents and non-compete agreements	1	5
Pension related	33	133

Total other intangible assets, net	$85	$187

The balances include trademarks acquired as part of the Whirlpool Mexico and Polar acquisitions (See Note 4) and intangible assets related to minimum pension liabilities (See Note 16). Accumulated amortization totaled $25 million and $21 million at December 31, 2003 and 2002.

(4) BUSINESS ACQUISITIONS / DISPOSITIONS

Whirlpool Mexico

On July 3, 2002, the Company acquired the remaining 51% ownership in Vitromatic S.A. de C.V. (Whirlpool Mexico), an appliance manufacturer and distributor in Mexico. Prior to that date, the Company’s 49% ownership in Whirlpool Mexico was accounted for as an equity investment. Whirlpool Mexico has been included in the Consolidated Financial Statements within the North American operating segment since the acquisition date. The aggregate purchase price was $151 million in cash plus outstanding debt at the time of acquisition, which totaled $143 million. The transaction is expected to result in synergies and operational benefits, and generated goodwill of $89 million. The transaction also generated approximately $15 million in indefinite-lived intangible assets related to trademarks owned by Whirlpool Mexico.

The Whirlpool Mexico opening balance sheet is summarized (in millions) as follows:

ASSETS		LIABILITIES AND STOCKHOLDER’S EQUITY

Current assets		Current liabilities
Trade receivables, net	$130	Accounts payable	$112
Inventories	60	Notes payable	132
Other current assets	15

Total Current Assets	205	Total Current Liabilities	244

Other assets		Other liabilities
Property, plant and equipment	245	Other liabilities	80

Goodwill	89	Total Other Liabilities	80

Other intangibles	15
		Total Stockholder’s Equity	230

Total Assets	$554	Total Liabilities and Stockholder’s Equity	$554

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Polar

On June 5, 2002, the Company acquired 95% of the shares of Polar S.A. (Polar), a leading major home appliance manufacturer in Poland. The results of Polar’s operations have been included in the Consolidated Financial Statements within the European operating segment since that date. The aggregate purchase price was $27 million in cash plus outstanding debt at the time of acquisition, which totaled $19 million. The transaction also generated $17 million in indefinite-lived intangible assets related to trademarks owned by Polar. The operations of Polar have been included in the Company’s European operating segment. During 2003, Whirlpool acquired the remaining 5% of the shares of Polar.

Other

On September 30, 2003, the Company completed the sale of its interest in Wellmann to Alno, a prominent German kitchen cabinet manufacturer. Previously, the Company held a 49.5% ownership interest in Wellmann, and in connection with the sale, the Company obtained a 10% interest in Alno. The sale did not have a material impact to the Company’s financial position or results of operations. The Company analyzed the provisions of FIN 46, with respect to its 10% interest in Alno and determined that Alno did not meet the definition of a variable interest entity under FIN 46.

On November 18, 2002, the Company acquired the remaining 20% interest in Whirlpool Narcissus Shanghai Company Limited (“Narcissus”) for $9 million. Subsequent to the purchase, the Company was renamed Whirlpool Home Appliance (Shanghai) Co. Ltd. (“Whirlpool Shanghai”). Whirlpool Shanghai is a home appliance manufacturing Company located in Shanghai, China. The transaction was largely necessitated by the exercise of a put option by the minority partner arising out of an amendment to the joint venture contract agreed to in February 1998. The purchase resulted in $9 million of goodwill which was subsequently written off as impaired goodwill under the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” The entity is now a wholly owned subsidiary of the Company.

(5) DISCONTINUED OPERATIONS

In 1997, the Company discontinued its financing operations, Whirlpool Financial Corporation (WFC), and sold the majority of its assets. The remaining assets consist primarily of an investment in a portfolio of leveraged leases which are recorded in other non-current assets in the balance sheets and totaled $42 million and $44 million, net of related reserves, at December 31, 2003 and 2002, respectively.

During the fourth quarter of 2002, the Company wrote off WFC’s investment in leveraged aircraft leases relating to United Airlines (UAL) as a result of UAL’s filing for bankruptcy protection. The write-off resulted in a non-cash charge of $68 million, or $43 million after-tax.

During the second quarter of 2001, the Company wrote off a portion of WFC’s investment in securitized aircraft leases. The write-off, due primarily to the softening aircraft leasing industry, resulted in a loss from discontinued operations of $35 million, or $21 million after-tax.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6) INVENTORIES

December 31—Millions of dollars	2003	2002
Finished products	$1,118	$928
Work in process	64	71
Raw materials	284	226

	1,466	1,225
Less excess of FIFO cost over LIFO cost	(126)	(136)

Total inventories	$1,340	$1,089

LIFO inventories represent approximately 31% and 33% of total inventories at December 31, 2003 and 2002, respectively.

(7) ASSET IMPAIRMENTS

During the fourth quarter of 2003, the Company determined a production line would no longer be utilized in its Mexican operations. Accordingly, an impairment analysis was performed, and the total non-discounted future cash flows of the equipment was less than its carrying value. As a result, the Company recorded a $5 million after-tax impairment charge for the year ended December 31, 2003. The impairment charge is reflected in the cost of products sold line item in the consolidated statements of operations.

The Company recorded a $22 million after-tax impairment charge in the second quarter of 2002 related to its minority investments in and advances to Wellmann. The Company acquired its initial investment in this entity with its purchase of the appliance operations of Philips Electronics N.V. in 1989. Continued deterioration in the marketplace led to overcapacity in the wood cabinet industry, which resulted in the business revising its estimated future cash flows. These circumstances prompted the Company to conduct an impairment review, resulting in the above charge, which is reflected in equity earnings (loss) in the consolidated statements of operations. See Note 4 regarding the sale of the Company’s interest in Wellmann.

(8) FINANCING ARRANGEMENTS

Notes Payable and Debt

At December 31, 2003, the Company had committed unsecured revolving lines of credit available from banks totaling $1.2 billion. The lines of credit are comprised of a committed $800 million credit agreement which expires in June 2006, and a committed $400 million 364-day credit agreement maturing in May 2004. These committed lines support the Company’s commercial paper programs and other liquidity needs. The interest rate for borrowing under the credit agreements is generally based on the London Interbank Offered Rate plus a spread that reflects the Company’s debt rating. The credit agreements require that the Company maintain a maximum debt to EBITDA ratio and a minimum interest coverage ratio. At December 31, 2003, the Company was in compliance with its financial covenants. The credit agreements provide the Company with access to adequate and competitive funding under usual or unusual market conditions. During 2003, there were no borrowings outstanding under these credit agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes payable consist of the following:

December 31—Millions of dollars	2003	2002
Payable to banks	$170	$208
Commercial paper	90	13

Total notes payable	$260	$221

The fair value of the Company’s notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted average interest rate on notes payable was 3.8% and 5.7% at December 31, 2003 and 2002, respectively.

Long-term debt consists of the following:

December 31—Millions of dollars	2003	2002
Debentures—9% due 2003	$—	$200
Eurobonds (EUR 300 million)—5.875% due 2006	374	310
Debentures—9.1% due 2008	125	125
Notes—8.6% due 2010	325	325
Debentures—7.75% due 2016	243	243
Other (various interest rates with maturities of 2003-2012)	86	100

	$1,153	$1,303
Less current maturities	19	211

Total long-term debt, net of current maturities	$1,134	$1,092

Annual maturities of long-term debt in the next five years are $19 million, $5 million, $381 million, $9 million and $127 million.

The Company paid interest on short-term and long-term debt totaling $137 million, $141 million and $151 million in 2003, 2002 and 2001, respectively.

The fair value of long-term debt (including current maturities) was $1,323 million and $1,457 million as of December 31, 2003 and 2002, respectively, and was estimated using discounted cash flow analyses based on incremental borrowing rates for similar types of borrowing arrangements.

Preferred Stock

Although most of its assets have been divested, WFC remains a legal entity with assets consisting primarily of leveraged leases (see Note 5). WFC also has 17,500 shares of Series B preferred stock outstanding as of December 31, 2003 with a face value of $100 per share, an annual dividend of $6.55 per share and a mandatory redemption date of September 1, 2008. As of December 31, 2002, WFC had 349,300 shares of Series B preferred stock outstanding. On February 1, 2002, the Series C preferred stock was redeemed on the mandatory redemption date. The preferred stock amounts are included within minority interests in the consolidated balance sheets and the carrying amounts approximate fair value.

The preferred stockholders are entitled to vote together on a share-for-share basis with WFC’s common stockholder, Whirlpool Corporation. Preferred stock dividends are payable quarterly. At its

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

option, WFC may redeem the Series B at any time on or after September 1, 2003. WFC redeemed 331,800 shares of the series B preferred stock on September 1, 2003 at a price of $100 per share (at par). The redemption terms require the payment of any accrued unpaid dividends in addition to the applicable redemption premium if redeemed early. A total of $0.6 million was paid on September 1, 2003 related to dividends. The terms of the preferred stockholders agreement provided for an annual contribution, beginning September 1, 2003, of $1,750,000 to a sinking fund with a final payment of $26,250,000 due on the mandatory redemption date. The sinking fund contributions are not required due to the redemption of 95% of the outstanding Series B preferred stock on September 1, 2003.

The Company and WFC are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter WFC’s net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, the Company is required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. The Company was not required to make any payments under this agreement during 2003, 2002 or 2001. The support agreement may be terminated by either WFC or the Company upon 30 days notice provided that certain conditions are met. The Company has also agreed to maintain ownership of at least 70% of WFC’s voting stock.

(9) GUARANTEES, COMMITMENTS AND CONTINGENCIES

Guarantees

The Company guarantees bills of exchange related to Wellmann, a German kitchen cabinet manufacturer, in which the Company previously held a 49.5% interest. The Company sold its interest in Wellmann to Alno, a prominent German kitchen cabinet manufacturer, during the quarter ended September 30, 2003 (See Note 4). These bills of exchange are short-term agreements, usually for 90 days, which allow the (issuer) receiver to convert its receivables into cash, less a minor fee paid to the bank. The bills of exchange are issued both by the Company for loans made to Wellmann and by Wellmann for its trade accounts receivable. In the event Wellmann defaults on its obligations under any of the bills of exchange, the Company would be liable for the related amounts. The Company has limited recourse against the assets of Wellmann in the event of its insolvency. As of December 31, 2003 and December 31, 2002, the Company had approximately $18 million and $30 million, respectively, of guarantees outstanding for the bills of exchange related to Wellmann, which expired in January and February 2004. The Company will continue to provide guarantees of certain trade-related obligations of customers of Wellmann, however, the amounts are expected to be de minimus.

The Company also has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit, supporting purchases from the Company, at commercial banks following its normal credit policies. In the event that a customer was to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2003 and December 31, 2002, these amounts totaled $109 million and $66 million, respectively. The only recourse the Company has related to these agreements would be legal or administrative collection efforts directed against the customer.

The Company provides guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities under guarantee for consolidated subsidiaries totaled $1.7 billion and $1.4 billion at December 31, 2003 and December 31, 2002, respectively. The Company’s total outstanding bank indebtedness, including credit facility amounts under guarantee, totaled $225 million and $212 million at December 31, 2003 and December 31, 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The product warranty reserves increased in 2003 when compared to 2002 due to increased sales volume and final costs recognized in 2003 primarily related to final costs in connection with the 2001 recall (See Note 14).

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

December 31—Millions of dollars	2003	2002
Balance at January 1	$128	$108
Warranties issued during the period	262	228
Warranties acquired	—	7
Settlements made during the period	(248)	(214)
Other changes	6	(1)

Balance at December 31	$148	$128

Current portion	$95	$71
Non-current portion	53	57

Total	$148	$128

Commitments and Contingencies

Commitments

At December 31, 2003, the Company had noncancelable operating lease commitments totaling $266 million. The annual future minimum lease payments are detailed in the table below.

Millions of dollars
2004	$68
2005	61
2006	47
2007	37
2008	28
Thereafter	25

Total noncancelable operating lease commitments	$266

The Company’s rent expense was $84 million, $72 million and $98 million for the years 2003, 2002 and 2001, respectively.

Contingencies

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. The original amount in dispute was approximately $25 million. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court has dismissed the counterclaim and a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

discretionary appeal of this dismissal has been requested. A final decision in the collection action is not expected for several years. The Company plans to continue to aggressively defend this matter, and at this point cannot reasonably estimate a possible range of loss.

The Company is party to other claims and litigation proceedings arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company’s financial position.

(10) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect the Company’s operating results and financial condition. The Company manages its exposure to these market risks through its operating and financing activities and through the use of derivative financial instruments. The Company does not enter into derivative financial instruments for speculative or trading purposes.

Using derivative markets means assuming counterparty credit risk. Counterparty risk relates to the loss the Company could incur if a counterparty defaulted on a derivative contract. The Company deals only with investment-grade counterparties and monitors its overall credit risk and exposure to individual counterparties. The Company does not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is generally the unrealized gains on such derivative contracts. The Company does not require, nor does it post, collateral or security on such contracts.

The following summarizes the outstanding derivative contracts at December 31, 2003 and 2002 and the exposures to which they relate:

		Notional Amount in
		Millions of dollars
Exposure	Derivative	2003	2002	Hedge Type	Term

Forecasted cross currency cash flows	Foreign exchange forwards	$652	$345	Cash flow or fair value hedge	Various, up to 36 months

Non-functional currency asset/liability	Foreign exchange forwards	$683	$533	Undesignated	Various, up to 12 months

Raw Material Purchases	Commodity swaps	$17	$29	Cash flow hedge	Various, up to 18 months

Floating Rate Debt	Interest rate swaps	$100	$100	Cash flow hedge	2006

Fixed Rate Debt	Interest rate swaps	$—	$200	Fair value hedge	2003

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains and losses on the above foreign currency exchange contracts and commodities swaps were not significant as of December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s $100 million interest rate swap maturing in 2006 is designated and is effective as a hedge of future cash payments and is treated as a cash flow hedge for accounting purposes. The fair value of this contract was a loss of $10 million as of December 31, 2003 and a loss of $12 million as of December 31, 2002.

The Company’s $200 million interest rate swap which matured in 2003 was designated and was effective as a hedge of the fair value of the fixed rate debt and was treated as a fair value hedge for accounting purposes. The fair value of this contract was a gain of $1 million as of December 31, 2002.

The Company has designated a portion of its euro-denominated fixed-rate debt as a hedge to protect the value of its net investments in its European subsidiaries. Translation adjustments related to this debt are not included in the income statement, but are shown in the cumulative translation adjustment account included in accumulated other comprehensive income. During the year ended December 31, 2003, the Company recognized $16 million of net losses included in the cumulative translation adjustment related to this net investment hedge.

During the years ended December 31, 2003 and 2002, the Company’s gains and losses related to the ineffective portion of its hedging instruments were immaterial. The Company did not recognize any gains or losses during the years ended December 31, 2003 and 2002 for cash flow hedges that were discontinued because the forecasted transaction was not probable to occur.

The amount of unrealized gains and losses on derivative instruments included in other comprehensive income at December 31, 2003 that will be reclassified into earnings during 2004 is not material.

(11) STOCKHOLDERS’ EQUITY

On February 15, 2000, the Company announced that its Board of Directors approved an extension of the Company’s stock repurchase program to $1 billion. The additional $750 million share repurchase authorization extends the previously authorized $250 million repurchase program that was announced March 1, 1999. The shares are to be purchased in the open market and through privately negotiated sales as the Company deems appropriate. The Company has purchased 13.7 million shares at a cost of $749 million through December 31, 2003 under this stock repurchase program, of which 0.7 million shares ($43 million) were purchased in 2001, 0.7 million shares ($46 million) were purchased in 2002 and 1.0 million shares ($65 million) were purchased in 2003. The 2003 shares were purchased from one of the Company’s U.S. pension plans at an average cost of $67.24 per share, which was based upon an average of the high and low market prices on the date of purchase. The 2002 shares were purchased from one of the Company’s U.S. pension plans at an average cost of $66.32 per share, which was based upon an average of the high and low market prices on the date of purchase.

Pursuant to the Company’s stock repurchase program authorized by the Board of Directors, the Company repurchased a combined total 1 million shares of Whirlpool common stock in the open market subsequent to December 31, 2003, at an aggregate purchase price of $75 million.

In addition to its common stock, the Company has 10 million authorized shares of preferred stock (par value $1 per share), none of which is outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accumulated other comprehensive loss, net of tax, consists of:

Millions of dollars	2003	2002

Foreign currency translation adjustments	$(694)	$(823)
Derivative financial instruments	(25)	(20)
Minimum pension liability adjustments	(38)	(156)

Total	$(757)	$(999)

Preferred Stock Purchase Rights

One Preferred Stock Purchase Right (Rights) is outstanding for each share of common stock. The Rights, which expire May 22, 2008, will become exercisable 10 days after a person or group (an Acquiring Person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the Trigger Date) or 10 business days after the commencement, or public disclosure of an intention to commence, a tender offer or exchange offer by a person that could result in beneficial ownership of 15% or more of the outstanding common stock. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Company at a price of $300 per one one-thousandth of a Preferred Share subject to adjustment.

If a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of shares of common stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. If a person becomes an Acquiring Person and the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where common stock is changed or exchanged or in a transaction or transactions in which 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if an Acquiring Person, does not have beneficial ownership of 50% or more of the common stock, the Company’s Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of common stock in the manner described in the Rights Agreement.

Prior to the Trigger Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash, shares of common stock or any other consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and such holders will only be able to receive the redemption price.

Until such time as the Rights become exercisable, the Rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock.

The Company covenants and agrees that it will cause to be reserved and kept available at all times a sufficient number of shares of Preferred Stock (and following the occurrence of a Triggering Event, shares of common stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12) STOCK OPTION AND INCENTIVE PLANS

Stock option and incentive plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Generally, no compensation expense is recognized for stock options with exercise prices equal to the market value of the underlying shares of stock at the date of grant. Stock options generally have 10 year terms, and vest and become fully exercisable over a two year period after date of grant. Compensation expense related to the Company’s stock based incentive plans is recognized ratably over each plan’s defined vesting period. Pre-tax expenses under the Company’s stock based incentive plans were $21 million, $20 million and $26 million in 2003, 2002 and 2001.

The Company’s stock option and incentive plans permit the grant of stock options and other stock awards covering up to 14.5 million shares to key employees of the Company and its subsidiaries, of which 3.9 million shares are available for grant at December 31, 2003. Outstanding restricted and phantom shares totaled 1,322,917 with a weighted-average grant-date fair value of $56.28 per share at December 31, 2003 and 1,557,123 with a weighted-average grant-date fair value of $56.01 per share at December 31, 2002.

Under the Nonemployee Director Stock Ownership Plan, each nonemployee director is automatically granted 400 shares of common stock annually and is eligible for a stock option grant of 600 shares if the Company’s earnings meet a prescribed earnings formula. In addition, each nonemployee director is awarded annually deferred compensation in the form of 400 shares of phantom stock, which is converted into common stock on a one-for-one basis and paid when the director leaves the Board. This plan provides for the grant of up to 300,000 shares as either stock or stock options, of which 132,140 shares are available for grant at December 31, 2003. The stock options vest and become exercisable six months after date of grant. There were no significant expenses under this plan for 2003, 2002 or 2001.

The fair value of stock options used to compute pro forma net earnings and diluted net earnings per share disclosures, as presented in Note 1, is the estimated present value at grant date using the Black- Scholes option-pricing model with the following assumptions for 2003, 2002 and 2001: expected volatility of 31.7%, 33.8% and 32.6%; dividend yield of 2.2%, 2.2% and 2.3%; risk-free interest rate of 3.2%, 2.7% and 4.3%, and a weighted-average expected option life of 5 years for all three years.

A summary of stock option information follows:

	2003		2002		2001
Thousands of shares, except per share data	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1	5,965	$55.63	6,066	$51.83	6,437	$50.86
Granted	1,315	50.06	1,466	67.07	1,401	54.30
Exercised	(1,251)	48.60	(1,395)	51.48	(1,508)	50.19
Canceled or expired	(137)	58.37	(172)	52.72	(264)	50.49

Outstanding at December 31	5,892	$55.82	5,965	$55.63	6,066	$51.83

Exercisable at December 31	3,937	$55.78	3,639	$52.59	3,574	$52.68

Fair value of options granted during the year		$12.67		$18.28		$15.59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Of the outstanding options at December 31, 2003, 3.8 million options, of which 2.5 million are exercisable at a weighted-average price of $51.25, have exercise prices ranging from $38.38 to $54.44 and a weighted-average remaining life of 6.9 years. The remaining 2.1 million outstanding options, of which 1.4 million are exercisable at a weighted-average price of $64.11, have exercise prices ranging from $55.38 to $77.85 and a weighted-average remaining life of 6.6 years.

(13) RESTRUCTURING AND RELATED CHARGES

Restructuring Charges

Through December 31, 2003, the Company had approved all phases of a restructuring program that began in the fourth quarter of 2000 and resulted in cumulative pre-tax restructuring charges of $254 million, of which $3 million was recognized during 2003, $101 million was recognized during 2002 and $150 million was recognized during 2001. These charges have been identified as a separate component of operating profit. The restructuring plan and related charges relate primarily to the closing of a refrigeration plant in the Company’s Latin American region, a parts packing facility and a cooking plant in the North American region, a plastic components facility in the Asian region, the relocation of several laundry manufacturing facilities in Europe and a restructuring of the Company’s microwave business in its European region. Employees terminated to date under the plan include both hourly and salaried employees, however, the majority are hourly personnel at the facilities listed above. For the initiatives announced through December 31, 2003, the Company expects to eliminate over 7,500 employees of which approximately 6,900 had left the Company through December 31, 2003.

Other Related Charges

As a result of the Company’s restructuring activity, $133 million of pre-tax restructuring related charges, of which $11 million was recognized during 2003, $60 million was recognized during 2002 and $62 million was recognized during 2001, have also been recorded primarily within cost of products sold. The 2003 charges include net asset write-downs of $2 million as well as $9 million of various cash costs. The 2002 charges include $4 million and $1 million write-downs of buildings in the North American and Latin American regions, inventory write-offs of $1 million in Europe and $16 million of miscellaneous equipment in North America, Europe and Latin America as well as $38 million in cash costs incurred during the year for various restructuring related activities such as relocating employees and equipment and concurrent operating costs. The 2001 charges included $12 million in write-downs of various fixed assets, primarily buildings that are no longer used in the company’s business activities in its Latin American region, $7 million of excess inventory due to the parts distribution consolidation in North America, $25 million in various assets in its North American, European and Asian regions, which were primarily made up of equipment no longer used in its business, and $18 million in cash costs incurred during 2001 for various restructuring related activities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Details of the restructuring liability balance and full year restructuring and related activity for 2003 and 2002 are as follows:

Millions of dollars	Beginning Balance	Charge to Earnings	Cash Paid	Non-cash	Translation	Acquisitions	Ending Balance
2003
Restructuring
Termination costs	$116	$3	$(89)	$—	$11	$—	$41
Non-employee exit costs	6	—	(5)	—	3	—	4
Related Charges
Miscellaneous buildings	—	(1)	—	1	—	—	—
Inventory	—	1	—	(1)	—	—	—
Miscellaneous equipment	—	2	—	(2)	—	—	—
Various cash costs	—	9	(9)	—	—	—	—

Total	$122	$14	$(103)	$(2)	$14	$—	$45

2002
Restructuring
Termination costs	$73	$92	$(60)	$—	$4	$7	$116
Non-employee exit costs	4	9	(7)	—	—	—	6
Related Charges
Miscellaneous buildings	—	5	—	(5)	—	—	—
Inventory	—	1	—	(1)	—	—	—
Miscellaneous equipment	—	16	—	(16)	—	—	—
Various cash costs	—	38	(38)	—	—	—	—

Total	$77	$161	$(105)	$(22)	$4	$7	$122

2001
Restructuring
Termination costs	$5	$134	$(64)	$—	$(2)	$—	$73
Non-employee exit costs	—	16	(12)	—	—	—	4
Related Charges
Miscellaneous buildings	—	12	—	(12)	—	—	—
Inventory	—	7	—	(7)	—	—	—
Miscellaneous equipment	—	25	—	(25)	—	—	—
Various cash costs	—	18	(18)	—	—	—	—

Total	$5	$212	$(94)	$(44)	$(2)	$—	$77

(14) PRODUCT RECALLS

In 2001, the Company announced a voluntary recall of 1.8 million microwave hood combination units sold under the Whirlpool, KitchenAid, and Sears Kenmore brands. The Company recognized product recall pre-tax charges of $221 million ($136 million after-tax) during 2001 and recorded these charges as separate components of operating profit. During 2002, the Company incurred additional charges of approximately $9 million ($6 million after-tax) for costs related to this recall. During 2003, the Company incurred an additional $16 million ($10 million after-tax) primarily related to final expenses in connection with the 2001 recall. Approximately $6 million of accrued product recall costs is reflected in other current liabilities in the balance sheet at December 31, 2003.

In 2002, the Company announced a voluntary recall of approximately 1.4 million dehumidifier units sold under the Whirlpool, ComfortAire, and Sears Kenmore brands. The Company recognized a product

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recall pre-tax charge of $74 million ($45 million after-tax) during the fourth quarter of 2001 and recorded this charge as a separate component of operating profit.

The Company does not expect further liabilities related to these two product recalls.

(15) INCOME TAXES

Income tax expense from continuing operations are as follows:

Year ended December 31—Millions of dollars	2003	2002	2001
Current:
Federal	$75	$101	$201
State and local	7	(6)	14
Foreign	88	109	34

	170	204	249
Deferred:
Federal	48	47	(121)
State and local	(3)	3	(21)
Foreign	13	(61)	(64)

	58	(11)	(206)

Total income tax expense	$228	$193	$43

Domestic and foreign earnings (loss) from continuing operations before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2003	2002	2001
Domestic	$473	$485	$204
Foreign	179	10	(111)

Total earnings from continuing operations before taxes and other items	$652	$495	$93

Earnings before income taxes and other items, including discontinued operations (See Note 5), were $652 million, $427 million, and $58 million for 2003, 2002, and 2001, respectively.

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2003	2002	2001
Income tax expense computed at U.S. federal statutory rate	$229	$173	$33
State and local taxes, net of federal tax benefit	3	3	(4)
Tax effect of permanent differences	12	12	9
Nondeductible goodwill amortization	—	—	6
Foreign tax rate differential	5	7	13
Foreign dividends and subpart F income	20	7	13
Foreign tax credits	(41)	(19)	(9)
Foreign withholding taxes	22	13	6
Foreign government tax incentive	(4)	(15)	(22)
Expired foreign loss carryforwards	12	—	3
Deductible interest on capital	2	(8)	(18)
U.S. government tax incentives	(3)	(3)	(3)
Valuation allowances	(14)	36	13
Other items, net	(15)	(13)	3

Income tax expense	$228	$193	$43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax liabilities and assets are as follows:

December 31—Millions of dollars	2003	2002
Deferred tax liabilities
Property, plant and equipment	$214	$150
Financial services leveraged leases	43	69
Pensions	131	11
Software costs	17	16
Contested liabilities	25	24
LIFO Inventory	23	17
Other	137	108

Total deferred tax liabilities	590	395
Deferred tax assets
Postretirement obligations	200	205
Restructuring costs	7	29
Product warranty accrual	23	21
Receivable and inventory allowances	58	47
Loss carryforwards	252	260
Employee payroll and benefits	61	71
Other	153	130

Total deferred tax assets	754	763
Valuation allowances for deferred tax assets	(51)	(65)

Deferred tax assets, net of valuation allowances	703	698

Net deferred tax assets	$113	$303

The Company has recorded valuation allowances to reflect the estimated amount of net operating loss carryforwards that may not be realized. At December 31, 2003, the Company has foreign net operating loss carryforwards of $839 million, $591 million of which do not expire with substantially all of the remaining $248 million expiring in various years through 2007.

The Company provides deferred taxes on the undistributed earnings of foreign subsidiaries and affiliates to the extent such earnings are expected to be remitted. Generally, earnings have been remitted only when no significant net tax liability would have been incurred. No provision has been made for U.S. or foreign taxes that may result from future remittances of the undistributed earnings ($509 million at December 31, 2003) of foreign subsidiaries and affiliates expected to be reinvested indefinitely. Determination of the deferred income tax liability on these unremitted earnings is not practicable as such liability, if any, is dependent on circumstances existing when remittance occurs.

The Company paid income taxes of $261 million in 2003, $126 million in 2002 and $148 million in 2001.

Income taxes payable of $95 million and $186 million are included in other current liabilities at December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

The Company has both funded and unfunded noncontributory defined benefit pension plans that cover substantially all of its North American employees and certain Brazilian and European employees. The salaried employees receive defined benefits based on years of service and final average salary, while hourly employees receive benefits based on specific dollar amounts for each year of service.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years following a change in control of the Company, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% or more of the voting power of the Company’s outstanding stock, without the approval of a majority of the incumbent board.

The Company also has a postretirement health care benefit program for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The health care plans are generally contributory with participants’ contributions adjusted annually. The postretirement health care plans include cost-sharing provisions that limit the Company’s exposure for recent and future retirees. The plans are unfunded. The Company has reserved the right to modify the benefits. In June 2003, the Company announced a modification to its U.S. retiree health care plans affecting future retirees. The new plan is based on a Retiree Healthcare Savings Account (RHSA), where notional accounts will be established for eligible active U.S. paid employees. The notional account reflects each year of service beginning at age 40 and is designed to provide employees who retire from the Company after December 31, 2003 with notional funds to apply towards health care premiums. In June 2003, the Company recorded a one-time curtailment gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. No significant postretirement medical benefits are provided by the Company to non-U.S. employees.

On December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act (the Act) into law. This law introduced a prescription drug benefit program under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In general, accounting rules require that the changes in relevant laws and government benefit programs be considered in measuring postretirement benefit costs and the Accumulated Postretirement Benefit Obligation (APBO). However, certain accounting issues raised by the Act – in particular, how to account for the federal subsidy – are not explicitly addressed by FASB Statement 106. In addition, significant uncertainties exist for a plan sponsor both as to the direct effects of the Act and its ancillary effects on plan participants’ behavior and health care costs. The FASB issued FASB Staff Position (FSP) No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, (FSP 106-1) that allows sponsors to elect to defer recognition of the effects of the Act until guidance is issued by the FASB. In accordance with FSP 106-1, the Company has elected to defer recognition of the effects of the Act. Accordingly, any measures of the APBO or net periodic postretirement benefit cost in the financial statements or the accompanying footnotes do not reflect the effects of the Act on the plan. Specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. Company matching contributions for domestic hourly and certain other employees under the plan, based on the Company’s annual operating results and the level of individual participants’ contributions, amounted to $15 million, $16 million and $12 million in 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company uses a December 31 measurement date for the majority of its pension and other postretirement benefit plans.

Obligations and Funded Status	U.S. Pension		Foreign Pension		Other Benefits
December 31—Millions of dollars	2003	2002	2003	2002	2003	2002
Fair value of plan assets	$1,550	$1,190	$99	$81	$—	$—
Benefit obligations	1,771	1,503	206	172	741	655

Funded status (plan assets less than benefit obligations)	(221)	(313)	(107)	(91)	(741)	(655)
Amounts not recognized:
Unrecognized transition obligation	—	—	—	1	—	—
Unrecognized net loss	412	407	20	17	297	215
Unrecognized prior service cost (benefit)	134	129	6	5	(45)	(47)

Prepaid (accrued) cost	$325	$223	$(81)	$(68)	$(489)	$(487)

	U.S. Pension		Foreign Pension		Other Benefits
	2003	2002	2003	2002	2003	2002
Prepaid benefit cost	$357	$43	$—	$—	$—	$—
Accrued benefit cost	(110)	(188)	(103)	(92)	(489)	(487)
Intangible asset	27	128	6	5	—	—
Accumulated other comprehensive income	51	240	16	19	—	—

Prepaid (accrued) cost	$325	$223	$(81)	$(68)	$(489)	$(487)

The accumulated benefit obligation for all U.S. defined benefit pension plans was $1,611 million and $1,348 million at December 31, 2003, and 2002, respectively. The accumulated benefit obligation for all foreign pension plans was $196 million and $170 million at December 31, 2003 and 2002, respectively.

At the end of 2003 and 2002, the projected benefit obligation (PBO), accumulated benefit obligation (ABO), and fair value of plan assets (FV) for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	PBO Exceeds FV U.S. Pension		PBO Exceeds FV Foreign Pension		ABO Exceeds FV U.S. Pension		ABO Exceeds FV Foreign Pension
December 31—Millions of dollars	2003	2002	2003	2002	2003	2002	2003	2002
PBO	$1,517	$1,463	$185	$171	$237	$1,463	$151	$169
ABO	1,356	1,307	170	169	225	1,307	142	168
FV	1,292	1,119	69	76	115	1,119	41	75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	U.S. Pension Benefits		Foreign Pension		Other Benefits
Change in Benefit Obligation—Millions of dollars	2003	2002	2003	2002	2003	2002
Benefit obligation as of January 1	$1,503	$1,269	$172	$145	$655	$525
Service cost	66	56	5	6	13	14
Interest cost	101	95	12	11	42	41
Plan amendments	21	29	1	(11)	(25)	(9)
Business combinations	—	—	—	25	—	—
Actuarial loss	169	124	4	12	92	123
Curtailments	—	—	—	(13)	(3)	—
Special termination benefits	3	—	(2)	—	—	—
Benefits paid	(92)	(70)	(9)	(8)	(44)	(39)
Foreign currency exchange rate	—	—	23	5	1	—
Other	—	—	—	—	10	—

Benefit obligation as of December 31	$1,771	$1,503	$206	$172	$741	$655

	U.S. Pension Benefits		Foreign Pension		Other Benefits
Change in Plan Assets—Millions of dollars	2003	2002	2003	2002	2003	2002
Fair value of plan assets as of January 1	$1,190	$1,460	$81	$97	$—	$—
Actual return on plan assets	285	(203)	9	1	—	—
Company contributions	167	3	6	2	44	39
Plan participant contributions	—	—	1	1	—	—
Settlements	—	—	—	(11)	—	—
Benefits paid	(92)	(70)	(9)	(8)	(44)	(39)
Foreign currency exchange rates	—	—	11	(1)	—	—

Fair value of plan assets as of December 31	$1,550	$1,190	$99	$81	$—	$—

Components of Net Periodic Benefit Cost

	U.S. Pension Benefits			Foreign Pension			Other Benefits
Millions of dollars	2003	2002	2001	2003	2002	2001	2003	2002	2001
Service cost	$66	$56	$53	$5	$6	$8	$13	$14	$11
Interest cost	101	95	89	12	11	12	42	41	34
Expected return on plan assets	(125)	(175)	(177)	(7)	(7)	(12)	—	—	—
Amortization of transition obligation (asset)	—	(1)	(2)	1	2	2	—	—	—
Amortization of prior service cost	16	14	11	—	—	—	(4)	(4)	—
Amortization of net (gain) loss	5	(22)	(35)	1	(1)	(1)	11	5	—

Net periodic cost	$63	$(33)	$(61)	$12	$11	$9	$62	$56	$45

Curtailments	—	—	—	—	(10)	(1)	(23)	—	—
Special termination benefits	3	—	—	—	(2)	3	—	—	—
Settlements	—	—	—	—	(3)	(20)	(1)	—	—

Total pension cost (credit)	$66	$(33)	$(61)	$12	$(4)	$(9)	$38	$56	$45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Additional Information

Weighted-average assumptions used to determine benefit obligations at December 31	U.S. Pension		Foreign Pension		Other Benefits
	2003	2002	2003	2002	2003	2002
Discount rate	6.00%	6.75%	4.0%–11.3%	5.5%–11.3%	6.00%	6.75%
Rate of compensation increase	4.50%	4.50%	2.5%– 7.1%	2.5%– 8.0%	N/A	N/A
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	11.00%	9.5%–10.5%
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	5.00%	5.50%
Year that ultimate rate is reached	N/A	N/A	N/A	N/A	2008	2007

Weighted-average assumptions used to determine net cost for year ended December 31	U.S. Pension			Foreign Pension
	2003	2002	2001	2003	2002	2001
Discount Rate	6.75%	7.50%	8.00%	5.5%–11.3%	5.5%–11.3%	5.0%–11.3%
Expected return on plan assets	8.75%	10.00%	10.50%	5.5%–11.3%	5.5%–11.3%	6.0%–11.3%
Rate of compensation increase	4.50%	5.00%	5.00%	2.5%– 8.0%	2.5%– 8.0%	1.0%– 8.0%
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	N/A	N/A
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	N/A	N/A
Year that ultimate rate is reached	N/A	N/A	N/A	N/A	N/A	N/A

Weighted-average assumptions used to determine net cost for year ended December 31	Other Benefits
	2003	2002	2001
Discount Rate	6.75% at 1/1/2003 5.75% at 6/1/2003 6.50% at 8/1/2003	7.50%	8.00%
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A
Health care cost trend rate assumed for next year	9.50%/10.50%	8.50%/10.50%	6.00%
Rate that the cost trend rate gradually declines to	5.50%	6.00%	N/A
Year that ultimate rate is reached	2007	2007	N/A

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1926 through 2003 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The historical returns and adjusted historical returns are weighted by the targeted asset allocations. The resulting weighted average return was rounded up to the nearest quarter of one percent.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$3	$(3)
Effect on postretirement benefit obligation	37	(39)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Plan Assets

The Company’s investment philosophy is to diversify the pension assets subject to a specified asset allocation policy. The Company rebalances the asset classes to stay within an acceptable range around the targeted allocation. The asset allocation is based on the belief that, over the long term, equities will outperform fixed income investments. The long-term nature of the pension fund allows it to bear the added variability of return in exchange for the greater long-term expected return. The assets are invested in both indexed funds and actively managed funds, depending on the asset class.

Whirlpool’s pension plan asset allocation at December 31, 2002, and 2003, and target allocation for 2004, by asset category are as follows:

	U.S. Pension			Foreign Pension
	Target Allocation 2004	Percentage of Plan Assets at December 31		Target Allocation 2004	Percentage of Plan Assets at December 31
Asset Category		2003	2002		2003	2002
Equity securities	70%	72%	74%	41%	43%	42%
Debt securities	30	28	26	55	52	56
Other	—	—	—	4	5	2

Total	100%	100%	100%	100%	100%	100%

Equity securities include Whirlpool common stock in the amounts of $59.5 million (5% of total plan assets) at December 31, 2002. The Company repurchased the equity securities from the pension plan in October 2003 at an approximate cost of $66 million. The stock repurchase program is discussed further in Note 11.

Cash Flows

The Company’s funding policy is to contribute to its U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which the Company may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. The Company has several unfunded non-U.S. pension plans. The Company pays for retiree medical benefits as they are incurred.

Employer Contributions—Millions of dollars	U.S. Pension	Foreign Pension	Other Benefits
2004 (expected)	$19	$7	$45

The $19 million expected to be contributed to the U.S. pension plans during 2004 represents the sum of $4 million of expected benefit payments from corporate cash for the unfunded pension plans and $15 million of expected minimum required contributions to its funded pension plans. The $15 million estimated contribution to its U.S. funded pension plans may change based upon several factors including issues related to legislation providing interest rate relief for the 2002–2003 plan years. The legislation expired at the end of 2003, and the U.S. Congress has not yet passed an extension of the 2002–2003 relief legislation or a different form of relief legislation. The unfunded U.S. pension plan is not subject to the legislative interest rate relief being discussed by the U.S. Congress.

The $45 million expected to be contributed to fund the other postretirement benefit plans during 2004 represents expected benefit payments from corporate cash.

Contributions by participants to the other post retirement benefit plans were $4 million for the year ending December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(17) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company identifies such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest income and sundry, interest expense, taxes, minority interests and before one-time charges. Total assets by segment are those assets directly associated with the respective operating activities. The “Other/Elimination” column primarily includes corporate expenses, assets and eliminations as well as all other one-time charges. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America which are included in Other/Eliminations.

Sales activity with Sears, Roebuck and Co., a North American major home appliance retailer, represented 18%, 21% and 21% of consolidated net sales in 2003, 2002 and 2001, respectively. Related receivables were 22%, 23% and 25% of consolidated trade receivables as of December 31, 2003, 2002 and 2001, respectively.

The Company conducts business in two countries that individually comprised over 10% of consolidated net sales and total assets within the last three years. The United States represented 57%, 59% and 59%, of net sales for 2003, 2002 and 2001, respectively, while Brazil totaled 6%, 8% and 9% for 2003, 2002 and 2001. As a percentage of total assets, the United States accounted for 41%, 40% and 44% at the end of 2003, 2002 and 2001, respectively. Brazil accounted for 11%, 11% and 14% of total assets at the end of 2003, 2002 and 2001, respectively.

As described above, the Company’s chief operating decision maker reviews each operating segment’s performance based upon operating income excluding one-time charges. In 2003, these one-time charges consisted of primarily restructuring and other related charges. These charges are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2003 year-to-date amounts, the operating segments recorded total restructuring and related charges (See Note 13) as follows: North America—$7 million, Europe—$6 million, Latin America—$0 million, Asia—$1 million and Corporate—$0 million, for a total of $14 million. In 2002, the operating segments recorded total restructuring and related charges as follows: North America—$43 million, Europe—$79 million, Latin America—$24 million, Asia—$11 million and Corporate—$4 million, for a total of $161 million. Also included in Other/Eliminations during 2002 is $9 million of product recall related charges (See Note 14) recorded in the fourth quarter and $9 million in goodwill impairment charges (See Note 4). In 2001, the operating segments recorded total restructuring and related charges as follows: North America—$35 million, Europe—$92 million, Latin America—$68 million, Asia—$13 million and Corporate—$4 million for a total of $212 million. Also included in the Other/Eliminations column during 2001 is $295 million of product recall charges related to the North American region.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	GEOGRAPHIC SEGMENTS
Millions of dollars	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2003	$7,875	$2,691	$1,350	$416	$(156)	$12,176
2002	$7,306	$2,199	$1,266	$391	$(146)	$11,016
2001	$6,581	$2,058	$1,487	$373	$(156)	$10,343

Depreciation and amortization
2003	$217	$92	$83	$15	$20	$427
2002	$197	$83	$80	$16	$29	$405
2001	$176	$91	$94	$20	$15	$396

Operating profit (loss)
2003	$810	$124	$89	$7	$(200)	$830
2002	$830	$81	$107	$14	$(340)	$692
2001	$758	$39	$134	$19	$(644)	$306

Total assets
2003	$3,290	$2,405	$1,395	$523	$(252)	$7,361
2002	$2,913	$2,015	$1,054	$516	$133	$6,631
2001	$2,591	$2,067	$1,339	$653	$317	$6,967

Capital expenditures
2003	$185	$111	$96	$16	$15	$423
2002	$165	$103	$112	$15	$35	$430
2001	$191	$87	$80	$10	$10	$378

(18) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2003
Net sales	$3,359	$3,113	$2,988	$2,716
Cost of products sold	2,579	2,418	2,318	2,092
Earnings from continuing operations	124	105	94	91
Net earnings	124	105	94	91
Per share of common stock
Basic earnings from continuing operations	$1.82	$1.51	$1.37	$1.33
Basic net earnings	1.82	1.51	1.37	1.33

Diluted earnings from continuing operations	$1.76	$1.48	$1.35	$1.32
Diluted net earnings	1.76	1.48	1.35	1.32
Dividends	$0.34	$0.34	$0.34	$0.34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net loss (and related per share amounts) for the restated first quarter as shown below differ from the originally filed amounts due to the adoption of SFAS No. 142, as discussed in Note 3.

	Three Months Ended
				Restated
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2002
Net sales	$2,947	$2,759	$2,737	$2,574
Cost of products sold	2,266	2,114	2,103	1,982
Earnings from continuing operations	14	101	63	84
Net earnings (loss)	(29)	101	63	(529)
Per share of common stock
Basic earnings from continuing operations	$0.20	$1.48	$0.93	$1.25
Basic net earnings (loss)	(0.43)	1.48	0.93	(7.86)

Diluted earnings from continuing operations	$0.20	$1.46	$0.91	$1.21
Diluted net earnings (loss)	(0.42)	1.46	0.91	(7.63)
Dividends	$0.34	$0.34	$0.34	$0.34

Eleven-Year Consolidated Statistical Review

Millions of dollars, except share and employee data
Consolidated Operations	2003		2002		2001
Net sales	$12,176		$11,016		$10,343
Operating profit(1)	$830		$692		$306
Earnings (loss) from continuing operations before income taxes and other items	$652		$495		$93
Earnings (loss) from continuing operations	$414		$262		$34
Earnings (loss) from discontinued operations(2)	—		$(43)		$(21)
Net earnings (loss)(3)	$414		$(394)		$21
Net capital expenditures	$423		$430		$378
Depreciation	$423		$391		$368
Dividends	$94		$91		$113

Consolidated Financial Position
Current assets	$3,865		$3,327		$3,311
Current liabilities	$3,589		$3,505		$3,102
Working capital	$276		$(178)		$209
Property, plant and equipment-net	$2,456		$2,338		$2,052
Total assets	$7,361		$6,631		$6,967
Long-term debt	$1,134		$1,092		$1,295
Stockholders' equity	$1,301		$739		$1,458

Per share data
Basic earnings (loss) from continuing operations before accounting change	$6.03		$3.86		$0.51
Diluted earnings (loss) from continuing operations before accounting change	$5.91		$3.78		$0.50
Diluted net earnings (loss)(3)	$5.91		$(5.68)		$0.31
Dividends	$1.36		$1.36		$1.36
Book value	$18.56		$10.67		$21.44
Closing Stock Price—NYSE	$72.65		$52.22		$73.33

Key Ratios(4)
Operating profit margin	6.8%		6.3%		3.0%
Pre-tax margin(5)	5.4%		4.5%		0.9%
Net margin(6)	3.4%		2.4%		0.3%
Return on average stockholders’ equity(7)	42.9%		14.8%		1.3%
Return on average total assets(8)	6.1%		3.4%		0.4%
Current assets to current liabilities	1.1	x	0.9	x	1.1	x
Total debt-appliance business as a percent of invested capital(9)	50.9%		65.1%		48.0%
Price earnings ratio	12.3	x	(9.2	)x	236.5	x
Interest coverage(10)	5.8	x	4.5	x	1.6	x
Other Data
Number of common shares outstanding (in thousands):
Average—on a diluted basis	70,082		69,267		68,036
Year-end	68,931		68,226		67,215
Number of stockholders (year-end)	8,178		8,556		8,840
Number of employees (year-end)	68,407		68,272		61,923
Total return to stockholders (five year annualized)(11)	8.1%		1.4%		12.2%

(1)	Restructuring and special operating charges were $14 million in 2003, $161 million in 2002, $212 million in 2001, $405 million in 1997, $30 million in 1996, and $250 million in 1994.
(2)	The company's financial services business was discontinued in 1997.
(3)	Includes cumulative effect of accounting changes: 2002—Accounting for goodwill under statements and impairments of ($613) million or ($8.84) per diluted share; 2001—Accounting for derivative instruments and hedging activities of $8 million or $0.12 per diluted share; 1993—Accounting for postretirement benefits other than pensions of ($180) million or ($2.42) per diluted share.
(4)	Excluding one-time charges for restructuring and related charges, a minority investment write-off in a European business, goodwill write-off of an Asian entity, product recalls, discontinued operations and accounting changes in 2002, selected key ratios would be as follows: a) Operating profit margin—7.9%, b) Pre-tax margin—6.1%, c) Net margin—3.8%, d) Return on average stockholders' equity—27%, e) Return on average total assets—6.1%, and f) Interest coverage—6x. Excluding one-time charges for restructuring and related charges, product recalls, discontinued operations and accounting changes in 2001, selected key ratios would be as follows: a) Operating profit margin—7.9%, b) Pre-tax margin—5.8%, c) Net margin—

2000		1999		1998		1997	1996		1995		1994		1993
$10,325		$10,511		$10,323		$8,617	$8,523		$8,163		$7,949		$7,368
$807		$875		$688		$11	$278		$366		$370		$504
$577		$514		$564		$(171)	$100		$214		$269		$418
$367		$347		$310		$(46)	$141		$195		$147		$257
—		$—		$15		$31	$15		$14		$11		$(28)
$367		$347		$325		$(15)	$156		$209		$158		$51
$375		$437		$542		$378	$336		$483		$418		$309
$371		$386		$399		$322	$318		$282		$246		$241
$70		$103		$102		$102	$101		$100		$90		$85

$3,237		$3,177		$3,882		$4,281	$3,812		$3,541		$3,078		$2,708
$3,303		$2,892		$3,267		$3,676	$4,022		$3,829		$2,988		$2,763
$(66)		$285		$615		$605	$(210)		$(288)		$90		$(55)
$2,134		$2,178		$2,418		$2,375	$1,798		$1,779		$1,440		$1,319
$6,902		$6,826		$7,935		$8,270	$8,015		$7,800		$6,655		$6,047
$795		$714		$1,087		$1,074	$955		$983		$885		$840
$1,684		$1,867		$2,001		$1,771	$1,926		$1,877		$1,723		$1,648

$5.24		$4.61		$4.09		$(0.62)	$1.90		$2.64		$1.98		$3.60
$5.20		$4.56		$4.06		$(0.62)	$1.88		$2.60		$1.95		$3.47
$5.20		$4.56		$4.25		$(0.20)	$2.08		$2.78		$2.10		$0.71
$1.36		$1.36		$1.36		$1.36	$1.36		$1.36		$1.22		$1.19
$23.84		$24.55		$26.16		$23.71	$25.93		$25.40		$23.21		$23.17
$47.69		$65.06		$55.38		$55.00	$46.63		$53.25		$50.25		$66.50

7.8%		8.3%		6.7%		0.1%	3.3%		4.5%		4.7%		6.8%
5.6%		4.9%		5.5%		(2.0)%	1.2%		2.6%		3.4%		5.7%
3.6%		3.3%		3.0%		(0.5)%	1.7%		2.4%		1.8%		3.5%
20.7%		17.9%		17.2%		(0.8)%	8.2%		11.6%		9.4%		14.2%
5.5%		4.2%		4.6%		(0.7)%	1.8%		3.0%		2.8%		4.0%
1.0	x	1.1	x	1.2	x	1.2x	0.9	x	0.9	x	1.0	x	1.0	x
49.4%		37.7%		43.5%		46.1%	44.2%		45.2%		35.6%		33.8%
9.2	x	14.3	x	13.0	x	—	22.4	x	19.2	x	23.9	x	21.2	x
4.2	x	4.1	x	3.2	x	—	1.6	x	2.7	x	3.6	x	5.0	x

70,637		76,044		76,507		74,697	77,178		76,812		77,588		76,013
66,265		74,463		76,089		75,262	74,415		74,081		73,845		73,068
11,780		12,531		13,584		10,171	11,033		11,686		11,821		11,438
62,527		62,706		59,885		62,419	49,254		46,546		39,671		40,071
0.3%		7.9%		(1.2)%		6.8%	6.3%		20.8%		12.0%		25.8%

3.6%,	d) Return on average stockholders' equity—22%, e) Return on average total assets—5.6%, and f) Interest coverage—5x. Excluding the first quarter impact of the Brazilian currency devaluation in 1999 and the gain from discontinued operations in 1998, returns on average stockholders' equity were 19.9% and 16.5%, and returns on average total assets were 5.7% and 4.3%. Excluding non-recurring items, selected 1997 Key Ratios would be as follows: a) Operating profit margin—4.7%, b) Pre-tax margin—2.7%, c) Net margin—2.6%, d) Return on average stockholders' equity—12%, e) Return on average total assets—2.7%, f) Interest coverage—3x.
(5)	Earnings from continuing operations before income taxes and other items, as a percent of sales.
(6)	Earnings from continuing operations, as a percent of sales.
(7)	Net earnings (loss) before accounting change, divided by average stockholders' equity.
(8)	Net earnings (loss) before accounting change, plus minority interest divided by average total assets.
(9)	Debt divided by debt, stockholders' equity and minority interests.
(10)	Ratio of earnings from continuing operations (before income taxes, accounting change and interest expense) to interest expense.
(11)	Stock appreciation plus reinvested dividends.

Report of Ernst & Young, LLP, Independent Auditors

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets. Also, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

/S/    ERNST & YOUNG, LLP

Chicago, Illinois

February 3, 2004

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, independent auditors, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, results of operations and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with auditing standards generally accepted in the United States.

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and independent auditors, include the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” to monitor the adequacy of financial disclosure; and to retain and terminate the Company’s independent auditors and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and preapprove the nature, extent, and cost of all non-audit services provided by independent auditors.

/S/    R. STEPHEN BARRETT, JR.

R. Stephen Barrett, Jr.

Executive Vice President and Chief Financial Officer

February 26, 2004

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2003, 2002, and 2001

(Millions of dollars)

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other	Deductions— Describe	Balance at End of Period
Year Ended December 31, 2003:
Allowances for doubtful accounts—trade receivables	$94	$34		$15—A	$113

Year Ended December 31, 2002:
Allowances for doubtful accounts—trade receivables	$93	$27		$26—A	$94

Year Ended December 31, 2001:
Allowances for doubtful accounts—trade receivables	$103	$32		$42—A	$93

Note A—The amounts represent accounts charged off, less recoveries of $1 million in 2003, $1 million in 2002 and $2 million in 2001, translation adjustments and transfers.

It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

DETACH HERE

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

WHIRLPOOL CORPORATION

Administrative Center

2000 N. M-63

Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints David R. Whitwam, Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of Whirlpool Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on April 20, 2004 and at any adjournment or postponement thereof, with all the powers the undersigned would possess if present, with respect to the election of directors, the renewal of the Whirlpool Corporation Performance Excellence Plan, and such other business as may properly come before this meeting.

This proxy, when properly executed and returned, will be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If this proxy is properly executed and returned but no instructions are given, this proxy will be voted for the election of all of the director nominees listed below, and for the renewal of the Whirlpool Corporation Performance Excellence Plan. Whether or not instructions are given, this proxy, when properly executed, will be voted in the proxies’ discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

WHIRLPOOL CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8213

EDISON, NJ 08818-8213

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to

http://www.eproxyvote.com/whr

OR

Vote-by-Telephone

1.	Call toll-free

          1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

2679

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 and 2.

1. Election of Directors.

01)	Allan D. Gilmour, 02) Michael F. Johnston, 03) Janice D. Stoney, 04) David R. Whitwam

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐ _____________________

For all nominees except as noted above

	FOR	AGAINST	ABSTAIN
2. To renew the Whirlpool Corporation Performance Excellence Plan	☐	☐	☐

Mark box at right if a comment has been noted on the reverse side of this card.			☐

Please sign exactly as name(s) appear(s) on this Proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing

Signature:                                           Date:                          Signature:                                           Date: